Exhibit 2.1

AGREEMENT

AND

PLAN OF MERGER

by and between

Merchants Bancshares, Inc.

and

NUVO Bank & Trust Company

Dated as of April 27, 2015

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 27, 2015, by and between Merchants Bancshares, Inc., a Delaware corporation (“Merchants”) and NUVO Bank & Trust Company, a Massachusetts-chartered bank (“NUVO”). Capitalized terms shall be defined as provided in Article IX of this Agreement.

RECITALS

The respective Boards of Directors of Merchants and NUVO have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, NUVO will merge with and into Merchants Bank, a Vermont-chartered bank and wholly-owned subsidiary of Merchants, with Merchants Bank continuing as the surviving entity (the “Merger”). The business purpose of the Merger is to facilitate the expansion by Merchants of the business operations of Merchants Bank into the Western Massachusetts region and to permit NUVO to become part of a larger and more profitable banking organization.

As a material inducement to Merchants to enter into this Agreement, each of the directors of NUVO, each acting solely in his or her capacity as a shareholder of NUVO and not in his or her capacity as a director of NUVO, has contemporaneously herewith entered into a voting agreement with Merchants dated as of the date of this Agreement (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director has agreed, among other things, to vote all shares of NUVO’s common stock, par value $0.01 per share (the “NUVO Common Stock”) owned by such person (including shares of unvested restricted stock that such person has the right to vote) in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

As a material inducement to Merchants to enter into this Agreement, certain executive officers of NUVO have each entered into (i) a certain Addendum and Waiver Agreement (the “Addendum and Waiver Agreement”) with Merchants, Merchants Bank and NUVO, substantially in the form attached hereto as Exhibit B, relating to certain matters under the Employment Agreement between such officer and NUVO, and (ii) an Employment Agreement with Merchants and Merchants Bank which will govern the terms of their employment with Merchants Bank, as of the Effective Time of the Merger, in substantially the form attached hereto as Exhibit C.

The parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

The parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

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In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger.

(a) Bank Merger Transaction. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement (as defined below), in accordance with Vermont and Massachusetts banking and corporate laws, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, NUVO shall merge with and into Merchants Bank, the separate corporate existence of NUVO shall cease and Merchants Bank shall survive and continue its corporate existence under its Vermont banking charter, Articles of Association and Bylaws and the laws of the State of Vermont (Merchants Bank, as the surviving bank in the Merger, being sometimes referred to herein as the “Surviving Bank”).

(b) Bank Merger Agreement. As soon as practicable after the execution of this Agreement (or on such later date as Merchants shall specify), NUVO shall enter into, and Merchants shall cause Merchants Bank to enter into, a Bank Merger Agreement providing for the Merger under applicable provisions of Vermont and Massachusetts law (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in substantially the form attached hereto as Exhibit D, or such other form as Merchants may specify, subject to the reasonable approval of NUVO (such approval not to be unreasonably withheld or delayed).

Section 1.02. Tax Consequences. It is intended that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and as that term is used in Sections 354 and 361 of the Code. The business purpose of the Merger is to facilitate the expansion by Merchants of the banking operations of Merchants Bank into the Western Massachusetts region and to permit NUVO to become part of a larger and more profitable banking organization. The Merger shall be a statutory merger effectuated pursuant to applicable provisions of the VBL, the MBL, the VBCA and the MBCL. The interest of the shareholders of NUVO receiving the Stock Consideration in the Merger shall be continued as an interest in Merchants Bank in accordance with Article II of this Agreement. The business enterprise of NUVO shall be continued following the Merger in accordance with Section 1.04(c) of this Agreement.

Section 1.03. Charter, Articles of Association and Bylaws of the Surviving Bank. The Surviving Bank shall conduct its banking business from and after the Effective Time under the Vermont banking charter of Merchants Bank. The Articles of Association and Bylaws of Merchants Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Association and Bylaws of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable Vermont law.

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Section 1.04. Directors and Officers; Continuity of Business; Local Advisory Board.

(a) Directors of Surviving Bank and Merchants. The directors of Merchants Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each of whom shall serve in accordance with the Articles of Association and Bylaws of the Surviving Bank; provided, however, that immediately following the Effective Time, Merchants shall cause Merchants Bank to expand the size of its Board of Directors by one (1) seat in connection with the Merger and to designate Donald R. Chase to serve on the Board of Directors of the Surviving Bank (the “NUVO Director Designee”). In addition, promptly following the Effective Time, Merchants shall appoint the NUVO Director Designee to the class of the Board of Directors of Merchants expiring at the 2016 annual meeting of shareholders, and such NUVO Director Designee shall be nominated and recommended by the Board of Directors of Merchants for reelection by the shareholders of Merchants at the 2016 annual meeting to serve a three year term ending in 2019.

(b) Officers of Surviving Bank. The officers of Merchants Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the Articles of Association and Bylaws of the Surviving Bank.

(c) Continuity of Business Enterprise and Post-Merger Operations of NUVO. Upon completion of the Merger, NUVO’s banking office at 1500 Main Street, Springfield, Massachusetts will become an interstate branch office of Merchants Bank. It is contemplated that following the Effective Time of the Merger, the former banking business of NUVO will be operated by Merchants Bank as an unincorporated division utilizing distinctive branding such as “NUVO Bank Division of Merchants Bank” for a period of not less than two (2) years; provided, however, that nothing herein shall be deemed to limit the exercise of discretion by Merchants or Merchants Bank in the manner in which it chooses to conduct business following the Effective Time of the Merger.

(d) Western Massachusetts Advisory Board. Promptly following the Effective Time, Merchants shall cause Merchants Bank to establish a Western Massachusetts local advisory and business development board. At or prior to the Effective Time, Merchants shall cause Merchants Bank to invite up to 6 of the non-executive officer directors of NUVO in office immediately prior to the Effective Time, excluding Donald R. Chase, to serve as members of Merchants Bank’s Western Massachusetts Advisory Board, in addition to other potential members to be chosen by Merchants in consultation with NUVO.

Section 1.05. Effective Time. On the Closing Date, as promptly as practicable after all of the conditions to the Closing set forth in Article VI shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merchants Bank and NUVO shall (a) execute and file with the Commissioner of the VDFR and the Vermont Secretary of State articles of merger in a form reasonably satisfactory to Merchants and NUVO, in accordance with the VBCA and VBL, and (b) execute and file with the MDOB and the Massachusetts Secretary of the Commonwealth articles of merger in a form reasonably satisfactory to Merchants and NUVO, in accordance with the MBCL and MBL. The Merger shall become effective on the date and at the time specified in such filings (the “Effective Time”).

Section 1.06. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided herein, in the Bank Merger Agreement and in applicable provisions of the VBCA, VBL, MBCL and the MBL.

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Section 1.07. Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Primmer Piper Eggleston & Cramer PC, 150 South Champlain Street, Burlington, VT 05401, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the later of (i) five (5) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof; or (ii) five (5) Business Days after expiration of the Election Deadline (as defined in Section 2.06(b)). Notwithstanding the foregoing, the Closing may take place at such other place, time or date, and in such other manner, as may be mutually agreed upon in writing by Merchants and NUVO.

Section 1.08. Alternative Structure. Merchants may, at any time prior to the Effective Time, change the method of effecting the combination of Merchants and NUVO (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Merger Consideration; (ii) adversely affect the federal income tax consequences of the Merger to NUVO’s shareholders; (iii) adversely affect the federal income tax consequences of the Merger to Merchants, Merchants Bank or NUVO; or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement. The parties agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Section 1.09. Additional Actions. If, at any time after the Effective Time, Merchants shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) fully vest, perfect or confirm, of record or otherwise, in Merchants or Merchants Bank its right, title or interest in, to or under any of the rights, properties or assets of NUVO, or (ii) otherwise carry out the purposes of this Agreement, NUVO and its officers and directors shall be deemed to have granted to Merchants and to Merchants Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Merchants or Merchants Bank its right, title or interest in, to or under any of the rights, properties or assets of NUVO or (ii) otherwise carry out the purposes of this Agreement, and the officers and directors of Merchants and Merchants Bank are authorized in the name of NUVO or otherwise to take any and all such action.

ARTICLE II

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.01. Merger Consideration for NUVO Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Merchants, Merchants Bank, NUVO, any shareholder of NUVO or any shareholder of Merchants:

(a) Common Stock of Merchants and Merchants Bank. Each share of common stock, par value $0.01 per share, of Merchants (“Merchants Common Stock”) and each share of common stock of Merchants Bank, $5.00 par value per share, in each case, that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

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(b) NUVO Treasury Stock. Each share of NUVO Common Stock held by NUVO as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) NUVO Outstanding Stock. Each share of NUVO Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.06 either (i) $7.15 in cash, without interest (the "Cash Consideration"), or (ii) .2416 shares (the "Exchange Ratio") of Merchants Common Stock (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

Section 2.02. Options and Other Stock-Based Awards.

(a)  Options.  At the Effective Time, each option to purchase NUVO Common Stock (collectively, the "Options") granted under the NUVO Equity Incentive Plans or any predecessor plan, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall be canceled and converted into the right of the holder to receive an amount of cash equal to (i) the number of shares of NUVO Common Stock provided for in such Option multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price per share of NUVO Common Stock provided for in such Option (the “Option Cancellation Payment”). At the Effective Time, the NUVO Equity Incentive Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of NUVO shall be of no further force and effect and shall be deemed to be terminated.

(b)   Restricted Stock. At the Effective Time, all restricted stock awards granted under the NUVO Equity Incentive Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of NUVO Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of conversion into the right to receive the Merger Consideration and to receive Election Forms with respect thereto.

(c)   NUVO Board Action. The Board of Directors of NUVO (the "NUVO Board") (or, if appropriate, any committee thereof administering the NUVO Equity Incentive Plans) shall adopt such resolutions and take such other actions as may be required to implement the provisions of this Section 2.02, including, without limitation, approving the cash settlement of outstanding options at the Effective Time, in accordance with Section 3.3(b) of the NUVO Equity Incentive Plans and obtaining all necessary approvals and providing any notices required under the NUVO Equity Incentive Plans.

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Section 2.03. Warrants.

(a) Organizers’ Warrants. At the Effective Time, each outstanding Organizers’ Warrant shall become and be converted into the right to acquire, upon payment of the Adjusted Organizers’ Warrant Exercise Price on or before the expiration date of such warrant (which expiration date shall not be affected by the Merger), that number of shares of Merchants Common Stock determined by multiplying (i) the number of shares of NUVO Common Stock which may be acquired upon exercise of such Organizers’ Warrant by (ii) the Exchange Ratio (the “Adjusted Organizers’ Warrant Share Number”), and each holder of an Organizers’ Warrant shall be entitled, upon surrender of the certificate for such Organizers’ Warrant to Merchants, to receive in exchange therefor a new Organizers’ Warrant certificate issued by Merchants (a “Replacement Organizers’ Warrant Certificate”) and reflecting the Adjusted Organizers’ Warrant Share Number, the Adjusted Organizers’ Warrant Exercise Price and containing all other terms as in the certificate for the Organizer Warrant so surrendered. For purposes of this Agreement, the term “Adjusted Organizers’ Warrant Exercise Price” means the adjusted per share exercise price of the Organizers’ Warrants determined by dividing the current per share exercise price ($10.00) by the Exchange Ratio.

(b) 2013 Warrants. At the Effective Time, each outstanding 2013 Warrant shall become and be converted into the right to receive, upon election of the 2013 Warrant holder, (i) the 2013 Warrant Cancellation Payment with respect to each NUVO 2013 Warrant Share to which such 2013 Warrant relates; or (ii) a Replacement 2013 Warrant Certificate with respect to such 2013 Warrant. For the purposes of this Agreement,

(i)	“Adjusted 2013 Warrant Exercise Price” means the adjusted per share exercise price of the 2013 Warrants determined by dividing the per share 2013 Warrant exercise price ($5.00) by the Exchange Ratio;
(ii)	“Adjusted 2013 Warrant Number” means, with respect to a 2013 Warrant, that number of shares of Merchants Common Stock determined by multiplying (i) the number of NUVO Warrant Shares with respect to such 2013 Warrant by (ii) the Exchange Ratio;
(iii)	“2013 Warrant Cancellation Payment” means, with respect to a 2013 Warrant, a cash payment in cancellation of such 2013 Warrant equal to (y) the number of NUVO Warrant Shares with respect to such 2013 Warrant multiplied by (z) the difference between the per share 2013 Warrant exercise price ($5.00) and $7.15;
(iv)	“NUVO Warrant Shares” means, with respect to a 2013 Warrant, the number of shares of NUVO Common Stock that the holder of such 2013 Warrant has the right to acquire, upon payment of the per share 2013 Warrant exercise price ($5.00); and
(v)	“Replacement 2013 Warrant Certificate” means, with respect to a 2013 Warrant, a replacement warrant certificate issued by Merchants and representing the right to acquire prior to the 2013 Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of Merchants Common Stock equal to the Adjusted 2013 Warrant Share Number, at a price per share equal to the Adjusted 2013 Warrant Exercise Price.

(c) Procedures Regarding Warrants. NUVO and Merchants will cooperate in providing all notices and communications to the holders of NUVO Warrants, and in taking all necessary or appropriate actions to facilitate the exercise of the election referred to in Section 2.03(b) prior to the Effective Time, and the adjustments and issuance of replacement certificates referenced in Sections 2.03(a) and 2.03(b).

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Section 2.04. Rights as Shareholders; Stock Transfers. All shares of NUVO Common Stock, when converted at the Effective Time as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right of the holder thereof to receive for each such share of NUVO Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Merchants Common Stock in accordance with Section 2.05. At the Effective Time, holders of NUVO Common Stock shall cease to be, and shall have no rights as, shareholders of NUVO other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Merchants Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of NUVO of shares of NUVO Common Stock.

Section 2.05. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Merchants Common Stock and no certificates or scrip therefor, nor any other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Merchants shall pay to each holder of NUVO Common Stock who otherwise would have been entitled to a fractional share of Merchants Common Stock (after taking into account all Certificates delivered by such holder) an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $29.59, which represents the volume-weighted average daily closing price of Merchants Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”) for the twenty (20) consecutive trading days ending on the Business Day immediately prior to the date of this Agreement, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.06. Election Procedures.

(a) Cash and Stock Elections.  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a stock transfer agent, bank or trust company designated by Merchants and reasonably satisfactory to NUVO (the "Exchange Agent")) in such form as NUVO and Merchants shall mutually agree (the "Election Form"), shall be mailed no less than forty (40) Business Days prior to the anticipated Closing Date or such other date as NUVO and Merchants shall mutually agree upon (the "Mailing Date") to each holder of record of NUVO Common Stock as of five (5) Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of NUVO Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all or a portion of such holder's shares (a "Stock Election"), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.06(d), no more than 2,140,829 shares of NUVO Common Stock (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining shares of NUVO Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the Cash Consideration (the "Cash Consideration Number"). For avoidance of doubt, the number of shares of NUVO Common Stock constituting the Stock Conversion Number as specified in this Section 2.06(a) shall not be increased by virtue of the issuance of additional shares of NUVO Common Stock after the date of this Agreement pursuant to the exercise of Options or Warrants or otherwise. Shares of NUVO Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of NUVO Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of NUVO Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as "Non-Election Shares." The aggregate number of shares of NUVO Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

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(b)   Delivery of Election. To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 35th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be at least five (5) Business Days prior to the anticipated Closing Date and shall be publicly announced by Merchants as soon as practicable prior to such date)) (the "Election Deadline"), accompanied by the Certificates representing NUVO Common Stock as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, however, that any such guarantee shall be subject to the condition that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery and failure to deliver the Certificates covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Merchants, in its sole discretion. For shares of NUVO Common Stock (if any) held in book entry form, Merchants shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to NUVO. If a holder of NUVO Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of NUVO Common Stock held by such holder shall be designated Non-Election Shares. A record holder acting in different capacities or acting on behalf of other Persons (as defined in Article IX) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Merchants and NUVO that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Merchants nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

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(c)  Allocation. The allocation among the holders of shares of NUVO Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.06(c) (with the Exchange Agent to determine, consistent with Section 2.06(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

(i) Aggregate Stock Consideration Oversubscribed. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.05 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) Aggregate Stock Consideration Undersubscribed. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) Adjustment to Non-Election Share Allocation Only. if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.05 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) Adjustment to Both Non-Election Share Allocation and Cash Election Share Allocation.  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.05 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

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(d) Discretion to Adjust Stock Consideration. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Date, Merchants and NUVO shall use their reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. If either of the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Primmer Piper Eggleston & Cramer PC or Cranmore, FitzGerald & Meaney, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Merchants may, in its sole discretion, increase the number of shares of NUVO Common Stock entitled to receive Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered.

Section 2.07. Dissenting Shares. Each outstanding share of NUVO Common Stock the holder of which has perfected his or her right to dissent from the Merger under the MBCL and MBL and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the MBCL and MBL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.06 hereof. NUVO shall give Merchants prompt notice upon receipt by NUVO of any such written demands for payment of the fair value of shares of NUVO Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

Section 2.08. Exchange Procedures.

(a)  Delivery of Merger Consideration to Exchange Agent.  One Business Day before the Effective Time, for the benefit of the holders of Certificates, Merchants shall deliver or cause to be delivered to the Exchange Agent, for exchange and payment in accordance with this Article II, (i) certificates, or at Merchants’ option, evidence of shares in book entry form, representing the whole shares of Merchants Common Stock issuable as Stock Consideration pursuant to this Article II ("Merchants Certificates"); (ii) an aggregate amount of cash sufficient to pay the aggregate amount of the Cash Consideration pursuant to this Article II, the Option Cancellation Payments, any 2013 Warrant Cancellation Payments and the amount of cash to be paid in lieu of fractional shares of Merchants Common Stock (such cash and Merchants Certificates, being hereinafter referred to as the "Exchange Fund"); (iii) Replacement Organizers’ Warrant Certificates in accordance with Section 2.03(a); and (iv) Replacement 2013 Warrant Certificates in accordance with Section 2.03(b).

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(b)   Delivery of Consideration to NUVO Shareholders. As promptly as practicable following the Effective Time, and provided that NUVO has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of NUVO Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.01, 2.02(b) and 2.06 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a Merchants Certificate representing that number of shares of Merchants Common Stock (if any) to which such former holder of NUVO Common Stock shall have become entitled (as applicable) pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of NUVO Common Stock shall have become entitled pursuant to this Agreement and (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Merchants Common Stock that such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.08(b), each Certificate (other than Certificates representing treasury stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.01, 2.02(b) and 2.06 and any unpaid dividends and distributions thereon as provided in Section 2.08(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c)   Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Merchants Common Stock shall be paid to the holder of any unsurrendered Certificate to whom any Stock Consideration is payable under Section 2.06 until the holder thereof shall surrender such Certificate in accordance with this Section 2.08. After the surrender of a Certificate in accordance with this Section 2.08, for which Stock Consideration is payable under Section 2.06, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Merchants Common Stock represented by such Certificate.

(d)  Surrender of NUVO Certificates Required.  The Exchange Agent and Merchants, as the case may be, shall not be obligated to deliver cash and/or any Merchants Certificates representing shares of Merchants Common Stock to which a holder of NUVO Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of NUVO Common Stock for exchange as provided in this Section 2.08, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Merchants. If any Merchants Certificates are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a Merchants Certificate in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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(e)  Unclaimed Merger Consideration.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of NUVO for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Merchants. Any shareholders of NUVO who have not theretofore complied with Section 2.08(b) shall thereafter look only to Merchants for payment of the Merger Consideration deliverable in respect of each share of NUVO Common Stock such shareholder held at the Effective Time as determined pursuant to this Agreement and any Option Cancellation Payment to which the holder of a cancelled Option is entitled, in each case without any interest thereon. If outstanding Certificates for shares of NUVO Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Merchants Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Merchants (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of NUVO Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Merchants and the Exchange Agent shall be entitled to rely upon the stock transfer books of NUVO to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of NUVO Common Stock represented by any Certificate, Merchants and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)  Withholdings.  Merchants (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of NUVO Common Stock or of any Option such amounts as Merchants is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of NUVO Common Stock or the Option, as the case may be, in respect of which such deduction and withholding was made by Merchants.

(g) No Interest Accrual. None of the cash payable pursuant to this Article II, including any Cash Consideration, Option Cancellation Payment, 2013 Warrant Cancellation Payment or payment in lieu of any fractional share of Merchants Common Stock, shall accrue interest thereon prior to disbursement to the NUVO shareholder entitled to such payment.

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Section 2.09. Anti-Dilution Provisions. In the event Merchants or NUVO changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Merchants Common Stock or NUVO Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Merchants Common Stock or NUVO Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, the Cash Consideration, the Option Cancellation Payment, the 2013 Warrant Cancellation Payment and the terms of the Replacement Organizers’ Warrant Certificates and Replacement 2013 Warrant Certificates shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to Merchants Common Stock if (i) Merchants issues additional shares of Merchants Common Stock and receives consideration for such shares in a bona fide third party transaction, or (ii) Merchants issues additional shares of Merchants Common Stock, or makes additional employee or director grants, under any of the Merchants Equity Compensation Plans.

Section 2.10. Reservation of Shares. Effective upon the date of this Agreement, Merchants shall reserve for issuance a sufficient number of shares of Merchants Common Stock for the purpose of issuing shares of Merchants Common Stock to NUVO shareholders and holders of NUVO Warrants in accordance with this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NUVO

Section 3.01. Making of Representations and Warranties.

(a) Representations and Warranties Correct and Complete. As a material inducement to Merchants to enter into this Agreement and to consummate the transactions contemplated hereby, NUVO hereby represents and warrants to Merchants that the statements contained in this Article III are correct and complete in accordance with the standard set forth in Section 6.04 as of the date of this Agreement and will be correct and complete as of the Closing Date, except as to any representation or warranty which relates to a specified earlier date, which shall be correct as of such earlier date.

(b) NUVO Disclosure Schedules. On or prior to the date of this Agreement, NUVO has delivered to Merchants schedules (the “NUVO Disclosure Schedules”) disclosing information relating to NUVO’s representations and warranties contained in this Article III which is necessary or appropriate in order to render such representations and warranties correct and complete.

(c) Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

Section 3.02. Organization, Standing and Authority. NUVO is a Massachusetts banking corporation duly organized and chartered as commercial bank, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. NUVO’s main office and sole banking office is located at 1500 Main Street, Springfield, MA. NUVO is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. As of the date of this Agreement, the Commonwealth of Massachusetts is the only jurisdiction in which NUVO is required to be qualified to do business. The copies of the Articles of Association and Bylaws of NUVO, as amended through the date of this Agreement, which have been made available to Merchants, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

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Section 3.03. Capitalization.

(a) Outstanding Stock. The authorized capital stock of NUVO consists solely of 15,000,000 shares of common stock, par value $0.01 per share, of which 2,854,439 shares are issued and outstanding as of the date of this Agreement, including 42,720 shares of unvested Restricted Stock. As of the date of this Agreement, there are no shares of NUVO Common Stock held in treasury by NUVO. All of the outstanding shares of NUVO Common Stock have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof, are not subject to any preemptive or similar rights and were not issued in violation of any preemptive or similar rights. As of the date hereof, there are (i) 154,300 shares of NUVO Common Stock reserved for issuance upon exercise of outstanding Options; (ii) 142,261 shares of NUVO Common Stock reserved for issuance with respect to outstanding Organizers’ Warrants; and (iii) 487,227 shares of NUVO Common Stock reserved for issuance with respect to outstanding 2013 Warrants. Except as disclosed in the preceding sentence and pursuant to Sections 3.03(b) and (c), (i) there are no additional shares of NUVO’s capital stock authorized or reserved for issuance; (ii) NUVO does not have any outstanding securities convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, restricted stock units, Warrants, or any other Rights to subscribe for or acquire shares of its capital stock; and (iii) NUVO does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other Rights. There are no agreements to which NUVO is a party with respect to the voting, sale or transfer, or registration of any securities of NUVO. To the Knowledge of NUVO, there are no agreements among other parties, to which NUVO is not a party, with respect to the voting, sale or transfer of any securities of NUVO, other than as contemplated in this Agreement.

(b) Outstanding Options and Restricted Stock. NUVO Disclosure Schedule 3.03(b) sets forth, as of the date hereof, for each Option, restricted stock award and other NUVO stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified under Section 422 of the Code or non-qualified, the number of shares of NUVO Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, the exercise price per share for each option grant, and a description of any time-based or performance conditions to the vesting of any stock-based award. The numbers of shares of NUVO Common Stock and related exercise prices shown on NUVO Disclosure Schedule 3.03(b) reflect all antidilution adjustments (if any) required to be made prior to the date of this Agreement under the terms of the respective Option or Restricted Stock grant to reflect additional issuances of NUVO Common Stock subsequent to the applicable grant dates thereof. No consent or approval is required from the holder of any Option under the terms of the applicable NUVO Equity Incentive Plans, the applicable Option agreement, applicable law or otherwise with respect to conversion of the Options at the Effective Time into the right to receive the Option Cancellation Payment specified in Section 2.02(a) above.

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(c) Outstanding Warrants; No Other Rights. NUVO Disclosure Schedule 3.03(c) sets forth, as of the date hereof, for each outstanding Warrant to acquire NUVO Common Stock (other than as disclosed pursuant to Section 3.03(b)) the name of the holder, the date of issue, the type of instrument, the number of shares of NUVO Common Stock subject to each instrument, and the exercise price per share for each instrument. The number of shares of NUVO Common Stock and related exercise prices shown on NUVO Disclosure Schedule 3.03(c) reflect all antidilution adjustments (if any) required to be made prior to the date of this Agreement under the terms of the respective Warrant instruments to reflect additional issuances of NUVO Common Stock subsequent to the applicable issue date of such Warrants. Other than the Options and the Warrants, there are no outstanding Rights with respect to the capital stock of NUVO.

(d) No Repurchase Obligations. There are no outstanding contractual obligations of NUVO to repurchase, redeem or otherwise acquire any shares of its capital stock, Warrants or other equity interests.

(e) Stock Transfer Records. The stock transfer books and records and the records of NUVO or any registrar for the Warrants are true, correct and complete.

Section 3.04. No Subsidiaries. NUVO does not have any Subsidiaries and does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests in any Person, and is not a member of or participant in any partnership or joint venture of any kind.

Section 3.05. Corporate Power; Minute Books. NUVO has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. NUVO has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The minute books of NUVO contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of NUVO and the NUVO Board (including committees of the NUVO Board).

Section 3.06. Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of at least two-thirds of the shares of NUVO Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of NUVO and the NUVO Board. The NUVO Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of NUVO Common Stock and Rights and (b) unanimously resolved to recommend that the holders of NUVO Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of NUVO. NUVO has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Merchants, this Agreement is a legal, valid and binding agreement of NUVO, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity. The affirmative vote of the holders of at least two-thirds of the outstanding shares of NUVO Common Stock is the only vote of any class of capital stock of NUVO required by the MBCA, the MBL, the Articles of Association of NUVO or the Bylaws of NUVO to approve this Agreement and the transactions contemplated hereby.

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Section 3.07. Regulatory Approvals; No Defaults Due to Merger.

(a) No Defaults Due to Merger. Subject to the receipt of the Regulatory Approvals and to required filings under federal and state securities laws, and except as otherwise disclosed on NUVO Disclosure Schedule 3.07, the execution, delivery and performance of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) by NUVO do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, certificate of authority, permit, license, credit agreement, indenture, loan, note, bond, mortgage, lease, instrument, concession, franchise or other agreement of NUVO or to which NUVO properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, NUVO’s Articles of Association or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, certificate of authority, permit, license, credit agreement, indenture, loan, note, bond, mortgage, lease, instrument, concession, franchise or other agreement.

(b) No Knowledge of Adverse Conditions. As of the date of this Agreement, NUVO has no Knowledge of any reason relating to NUVO (including, without limitation, matters relating to compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) why any of the Regulatory Approvals will not be received in a timely manner or why any Materially Burdensome Condition would be imposed in connection with any such Regulatory Approval.

Section 3.08. Financial Information.

(a) Audited Financial Statements. NUVO has previously made available to Merchants copies of (i) the statements of condition of NUVO as of December 31 for the fiscal years 2014, 2013 and 2012, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2014, 2013 and 2012, in each case accompanied by the audit report of Wolf & Company, P.C., the independent registered public accounting firm of NUVO (the “NUVO Financial Statements”). NUVO Financial Statements (including the related notes, where applicable) fairly present the results of the operations and financial position of NUVO for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of NUVO have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Wolf & Company, P.C. has not resigned or been dismissed as independent public accountants of NUVO as a result of or in connection with any disagreements with NUVO on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b) No Exchange Act Filing Obligations. NUVO is not now, nor has it ever been, required under Exchange Act Section 12(i) or 12 CFR Part 335 to file with the FDIC any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09. Absence of Certain Changes or Events.

(a) No Adverse Developments. Since December 31, 2014, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NUVO.

(b) Ordinary Course Operations. Since December 31, 2014, NUVO has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Certain Actions Not Taken. NUVO has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of NUVO’s capital stock at any time since its organization. Except as set forth on NUVO Disclosure Schedule 3.09(c), since December 31, 2014, NUVO has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2014 and previously disclosed to Merchants, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) effected or authorized any split, combination or reclassification of any of NUVO’s capital stock or any other stock issuance, or issued any other securities in respect of, in lieu of, in substitution for, or convertible into, shares of NUVO’s capital stock, (iii) changed any accounting methods (or underlying assumptions), principles or practices of NUVO affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (iv) made any tax election or any settlement or compromise of any income tax liability of NUVO, (v) made any material change in NUVO’s policies or procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vi) suffered any strike, work stoppage, slow-down, or other labor disturbance, (vii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (viii) had any union organizing activities among its workforce or i(x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10. Financial Controls and Procedures. To the best Knowledge and belief of NUVO, (i) NUVO has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; and (ii) NUVO is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal accounting controls.

Section 3.11. Regulatory Reports.

(a) Regulatory Filings. NUVO has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2010 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NUVO, no Governmental Authority has initiated any proceeding, or to the Knowledge of NUVO, investigation into the business or operations of NUVO, at any time since January 1, 2010. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any regulatory examinations of NUVO by any Governmental Authority.

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(b) Capital Category and CRA Rating. NUVO Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time, and has a CRA rating of “Satisfactory” or better.

Section 3.12. Legal Proceedings; Regulatory Action.

(a) Legal Proceedings. NUVO Disclosure Schedule 3.12(a) lists all litigation, claims, suits, investigations and other proceedings before any court, governmental agency or arbitrator that is pending against NUVO, and, to the Knowledge of NUVO, except as disclosed on such Schedule, (i) no other litigation, claim, suit, investigation or other proceeding has been threatened against NUVO and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding against NUVO.

(b) Certain Regulatory Actions. Neither NUVO nor any of its properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Massachusetts Division of Banks and the FDIC) or the supervision or regulation of NUVO. Since January 1, 2010, NUVO has not been subject to any order or directive by, nor been ordered to pay any civil money penalty by nor received any supervisory letter from any Governmental Authority. Since January 1, 2010, NUVO has not adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank.

(c) No Threatened Regulatory Actions. NUVO has not been advised by any Governmental Authority that it will issue, and NUVO does not have any Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority, nor does NUVO have any Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission with respect to NUVO.

Section 3.13. Compliance with Laws.

(a) Statutes, Rules, Etc. NUVO has been and is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Truth in Lending Act, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discriminatory business practices.

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(b) Permits and Licenses. NUVO has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of NUVO, no suspension or cancellation of any of them is threatened.

(c) Governmental Notifications. Since January 1, 2010, NUVO has not received any notification or communication from any Governmental Authority (i) asserting that NUVO is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition.

(d) Finance Activities. NUVO has conducted activities under all Finance Laws (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance in all material respects with all applicable statutes and regulations regulating the business of lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension.

(e) Securities Laws. NUVO has complied with all applicable federal and state securities laws (“Securities Laws”) in connection with its issuances of the outstanding NUVO Common Stock and all Rights relating to such Common Stock.

(f) No Charges, Claims or Investigations. There is no pending or, to the Knowledge of NUVO, threatened claim or charge by any Governmental Authority or by any other Person that NUVO has violated, nor any pending or, to the Knowledge of NUVO, threatened investigation by any Governmental Authority, with respect to possible violations of, any applicable Finance Laws or Securities Laws by NUVO.

Section 3.14. Material Contracts; Defaults.

(a) Material Contracts. Except as set forth in NUVO Disclosure Schedule 3.14(a), and except for this Agreement and transactions contemplated hereby, NUVO is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of NUVO to indemnification from NUVO; (iii) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment or right to payment (whether of severance pay or otherwise) becoming due from NUVO to any director, officer or employee thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of NUVO. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth on NUVO Disclosure Schedule 3.14(a), is referred to herein as a “NUVO Material Contract.” NUVO has previously delivered to Merchants true, complete and correct copies of each NUVO Material Contract and a written description of any NUVO Material Contract that is an oral contract or commitment of NUVO.

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(b) No Breach or Default. To its Knowledge, NUVO is not in breach or default under any NUVO Material Contract or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of NUVO, no other party to any NUVO Material Contract is in breach of or default under such NUVO Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No power of attorney or similar authorization given directly or indirectly by NUVO is currently outstanding.

Section 3.15. Brokers. Neither NUVO nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NUVO has engaged, and will pay a fee or commission to, Loomis & Co., Inc. A true, complete and correct copy of the engagement agreement with Loomis & Co., Inc. has been provided to Merchants.

Section 3.16. Employee Benefit Plans.

(a) Identification of Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of NUVO (the “NUVO Employees”) and current or former directors of NUVO, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, restricted stock, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“NUVO Benefit Plans”), are identified in NUVO Disclosure Schedule 3.16(a). NUVO has never maintained any defined benefit pension plan. True and complete copies of all NUVO Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any NUVO Benefit Plans and all amendments thereto, have been provided to Merchants.

(b) Pension Plans. All NUVO Benefit Plans covering NUVO Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each NUVO Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “NUVO Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of NUVO, there are no circumstances likely to result in revocation of, or inability to rely on, any such favorable determination letter or the loss of the qualification of such a NUVO Pension Plan under Section 401(a) of the Code. There is no pending or, to NUVO’s Knowledge, threatened litigation relating to NUVO Benefit Plans. NUVO has not engaged in a transaction with respect to any NUVO Benefit Plan or a NUVO Pension Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject NUVO to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. The NUVO 401(K) Plan does not permit investments by participants in NUVO Common Stock and NUVO does not provide any matching contribution under such plan in the form of NUVO Common Stock.

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(c) No Title IV Liabilities. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by NUVO with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it. There is no other Person which is considered to be a single employer with NUVO under Section 4001 of ERISA or Section 414 of the Code. NUVO has not incurred, and does not expect to incur, a multiemployer plan under ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any NUVO Pension Plan within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) Plan Contributions. All contributions required to be made under the terms of any NUVO Benefit Plan have been timely made or have been reflected on the financial statements of NUVO. No NUVO Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. NUVO has not provided, and is not required to provide, security to any NUVO Pension Plan pursuant to Section 401(a)(29) of the Code.

(e) Certain Retiree Benefits. NUVO does not have any obligations for retiree health and life benefits under any NUVO Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. NUVO may amend or terminate any such NUVO Benefit Plan at any time without incurring any liability thereunder.

(f) Effect of Agreement and Merger. Other than as set forth in NUVO Disclosure Schedule 3.16(f), neither the execution of this Agreement or its approval by the NUVO shareholders nor consummation of any of the transactions contemplated by this Agreement will (i) entitle any NUVO Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of NUVO Benefit Plans, (iii) result in any breach or violation of, or a default under, any of NUVO Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of NUVO, or after the consummation of the transactions contemplated hereby, Merchants or the Surviving Bank, to merge amend, or terminate any of NUVO Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. NUVO Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of NUVO who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any NUVO Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

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(g) Section 409A Compliance. Each NUVO Benefit Plan that is a deferred compensation plan (or any other type of plan or arrangement subject to Section 409A of the Code) and all deferral elections thereunder, if any, are in compliance with Section 409A of the Code, to the extent applicable.

Section 3.17. Labor Matters. NUVO is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NUVO the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel NUVO to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to NUVO’s Knowledge, threatened, nor is NUVO aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18. Environmental Matters.

(a) NUVO Properties and Collateral. Except as disclosed on NUVO Disclosure Schedule 3.18(a), NUVO and each real property owned, leased or operated by it (the “NUVO Property”) and, to the Knowledge of NUVO, NUVO Loan Properties (as defined in Article IX), are, and have been, in compliance with all Environmental Laws.

(b) No Pending or Threatened Environmental Claims. Except as disclosed on NUVO Disclosure Schedule 3.18(b), there is no suit, claim, action or proceeding pending or, to the Knowledge of NUVO, threatened, before any Governmental Authority or other forum in which NUVO has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material or Oil at, in, to, on, from or affecting a NUVO Property, a NUVO Loan Property, or any property previously owned, operated or leased by NUVO.

(c) No Notice of Claims. Except as disclosed on NUVO Disclosure Schedule 3.18(c), neither NUVO, nor to the Knowledge of NUVO, any owner or operator of a NUVO Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 could reasonably be based. No facts or circumstances have come to NUVO’s attention which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.18 would reasonably be expected to occur.

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(d) No Releases of Hazardous Materials or Oil. Except as disclosed on NUVO Disclosure Schedule 3.18(d), during the period of (i) NUVO’s ownership, tenancy or operation of any NUVO Property or (ii) NUVO’s holding of a security interest in any NUVO Loan Property, to the Knowledge of NUVO, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such NUVO Property or NUVO Loan Property that would reasonably be expected to result in any liabilities or obligations of NUVO pursuant to any Environmental Law. To the Knowledge of NUVO, prior to the period of (i) NUVO’s ownership, tenancy or operation of any NUVO Property or any property previously owned, operated or leased by NUVO, or (ii) NUVO’s holding of a security interest in a NUVO Loan Property, there was no release of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would reasonably be expected to result in any liabilities or obligations of NUVO pursuant to any Environmental Law.

(e) Not an Owner or Operator. NUVO is not an “owner” or “operator” (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. (“CERCLA”)) of any NUVO Loan Property and there are no NUVO Participation Facilities.

(f) Environmental Studies. Except as disclosed on NUVO Disclosure Schedule 3.18(f), NUVO has not conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any NUVO Loan Property.

Section 3.19. Tax Matters.

(a) Tax Return Filings. NUVO has timely filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by NUVO (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NUVO and which NUVO is contesting in good faith. NUVO is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on NUVO Disclosure Schedule 3.19, NUVO currently does not have any open tax years. No claim has ever been made by an authority in a jurisdiction where NUVO does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NUVO.

(b) Withholdings and Payments. NUVO has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by it to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No Tax Proceedings or Deficiency or Audit Notices. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NUVO are pending with respect to NUVO. NUVO has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NUVO has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NUVO.

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(d) Copies of Tax Returns. NUVO has provided Merchants with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to NUVO for taxable periods ended December 31, 2014, 2013 and 2012. NUVO has delivered to Merchants correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by NUVO filed for the years ended December 31, 2014, 2013 and 2012. NUVO has timely and properly taken such actions in response to and in compliance with notices NUVO has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) No Waivers or Extensions. NUVO has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Certain Additional Tax Matters. NUVO has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). NUVO has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. NUVO is not a party to or bound by any Tax allocation or sharing agreement. NUVO (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) does not have any liability for the Taxes of any other individual, bank, corporation, individual, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Unpaid Taxes. The unpaid Taxes of NUVO (i) did not, as of December 31, 2014, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in NUVO’s audited consolidated balance sheet as of December 31, 2014, and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of NUVO in filing its Tax Returns.

(h) No Adjustments. NUVO shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Certain Stock Distributions. NUVO has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(j) Certain Transactions. NUVO has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and NUVO has not been notified of, and to NUVO’s Knowledge has not participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20. Investment Securities. NUVO has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of NUVO. Such securities are valued on the books of NUVO in accordance with GAAP. NUVO employs investment, securities, risk management and other policies, practices and procedures which NUVO reasonably believes are prudent and reasonable in the context of its banking business.

Section 3.21. Derivative Transactions. NUVO is not a party to any Derivative Transaction, whether for its own account or for the account of any of its customers.

Section 3.22. Loans; Nonperforming and Classified Assets; Loan Servicing.

(a) Past Due and Insider Loans. Except as set forth in NUVO Disclosure Schedule 3.22(a), as of the date of this Agreement, NUVO is not a party to any written or oral (i) loan, loan agreement, extension of credit, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2015, over thirty (30) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of NUVO, or to the Knowledge of NUVO, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

(b) Classified Loans and OREO. NUVO Disclosure Schedule 3.22(b) identifies (i) each Loan that as of March 31, 2015, was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NUVO or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) each asset of NUVO that as of March 31, 2015, was classified as other real estate owned (“OREO”) or Other Assets Especially Mentioned (“OAEM”) and the book value thereof.

(c) Loan Documents, Collateral and Obligations. Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of NUVO, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Loan Documents. The loan documents with respect to each Loan were in compliance with applicable laws and regulations and NUVO’s lending policies at the time of origination of such Loans and the loan documents and files are complete and correct. NUVO has previously made available to Merchants complete and correct copies of its lending policies.

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(e) Loan Servicing. NUVO Disclosure Schedule 3.22(e) contains a complete listing of all loan servicing agreements pursuant to which NUVO is obligated to service loans on behalf of third parties, whether or not the serviced loans were originated by NUVO and subsequently sold. NUVO is in compliance with all of its obligations under such loan servicing agreements and is not aware of any facts or circumstances constituting a default in its obligations thereunder or which would require it to repurchase any serviced loan.

(f) No Loan or Asset Repurchase Obligations. NUVO is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates NUVO to repurchase from any such Person any Loan or other asset of NUVO.

(g) Allowance for Loan Losses. NUVO’s allowance for loan losses as reflected in its audited balance sheet at December 31, 2014 was, in the opinion of management as of the date thereof, in compliance with NUVO’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

Section 3.23. Property and Leases.

(a) No Owned Real Property; Other Property. NUVO does not own any real property other than OREO. Except as set forth in NUVO Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, NUVO has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Leased Property. NUVO Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which NUVO uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date of this Agreement, NUVO has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach or default by NUVO in the performance of any covenant, agreement or condition contained in any Lease, and to NUVO’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. No consent of any lessor or other third party under a Lease is required in connection with the transfer and assumption by operation of law of any Lease by Merchants Bank in connection with the Merger. Except as set forth on NUVO Disclosure Schedule 3.23(b), there is no pending or, to NUVO’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that NUVO uses or occupies or has the right to use or occupy, now or in the future, including without limitation any pending or threatened taking of any of such real property by eminent domain. NUVO has paid all rents and other charges to the extent due under the Leases.

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Section 3.24. Intellectual Property. NUVO Disclosure Schedule 3.24 sets forth a true, complete and correct list of all NUVO Intellectual Property. NUVO owns or has a valid license to use all NUVO Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The NUVO Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of NUVO as currently conducted. Except as set forth on NUVO Disclosure Schedule 3.24, NUVO’s rights to use the NUVO Intellectual Property are valid and enforceable and none of such rights has been cancelled, forfeited, expired or abandoned, and NUVO has not received any notice challenging the validity or enforceability of NUVO’s ownership of, or right to use, any of the NUVO Intellectual Property. To the Knowledge of NUVO, the conduct of NUVO’s business does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of NUVO to own or use any of the NUVO Intellectual Property.

Section 3.25. Fiduciary Accounts. NUVO does not have or maintain, nor has it had or maintained at any time since January 1,2010, any accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.

Section 3.26. Insurance.

(a) Insurance Policies. NUVO is insured, and during each of the past three (3) calendar years has been continuously insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as commercial banking corporations would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. NUVO Disclosure Schedule 3.26(a) identifies all insurance policies, binders, or bonds currently maintained by NUVO as of the date of this Agreement, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. All the Insurance Policies are in full force and effect, all premiums due have been paid and all claims thereunder have been filed in due and timely manner and, to the Knowledge of NUVO, no such claim has been denied. NUVO is not in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(b) No BOLI. NUVO does not own any bank-owned life insurance policies (“BOLI”) with regard to insurance on the lives of any of its directors, officers or employees.

Section 3.27. Deposit Insurance; FHLB Membership; Massachusetts Housing Partnership. The deposits of NUVO are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended (“FDIA”) to the fullest extent permitted by law, and NUVO has paid all deposit insurance premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of NUVO, threatened. NUVO is not a member of the Massachusetts Depositors Insurance Fund. NUVO is a member in good standing of the Federal Home Loan Bank of Boston (“FHLB”) and owns the requisite amount of FHLB stock. NUVO is in compliance with all commitments and obligations made to the Massachusetts Housing Partnership.

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Section 3.28. CRA, Anti-money Laundering and Customer Information Security. NUVO is not a party to any agreement with any individual or group regarding CRA matters and NUVO has no Knowledge of, nor has NUVO been advised of, or has any reason to believe (because of NUVO’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause NUVO: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended (“BSA”), and its implementing regulations (31 C.F.R. Parts 1000 et seq.), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by NUVO pursuant to 12 C.F.R. Part 364. The Board of Directors of NUVO has adopted and NUVO has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.29. Transactions with Affiliates. Except as disclosed on NUVO Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by NUVO to, and NUVO is not otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding NUVO Common Stock, or any director, employee or Affiliate of NUVO, other than as part of the normal and customary terms of such persons’ employment or service as a director with NUVO. NUVO is not a party to any transaction or agreement with any of its Affiliates, shareholders owning five percent (5%) or more of the outstanding NUVO Common Stock, directors or executive officers, nor is it a party to any material transaction or agreement with any employee other than executive officers. All agreements between NUVO and any of its Affiliates comply, to the extent applicable, with Regulation O of the FRB.

Section 3.30. Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, nor any charter, bylaw or contractual provision of similar import, is applicable to this Agreement or any of the transactions contemplated hereby.

Section 3.31. Fairness Opinion. NUVO Board has received the written opinion of Loomis & Co., Inc. to the effect that as of the date of this Agreement the Merger Consideration is fair to the holders of NUVO Common Stock from a financial point of view.

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Section 3.32. Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of NUVO to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Merchants included in, or provided by Merchants for inclusion in, the Proxy Statement/Prospectus.

Section 3.33. Code Section 368 Reorganization. NUVO has not taken nor agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERCHANTS

Section 4.01. Making of Representations and Warranties.

(a) Representations and Warranties Correct and Complete. As a material inducement to NUVO to enter into this Agreement and to consummate the transactions contemplated hereby, Merchants hereby represents and warrants to NUVO that the statements contained in this Article IV are correct and complete in accordance with the standard set forth in Section 6.04 as of the date of this Agreement and will be correct and complete as of the Closing Date, except as to any representation or warranty which relates to a specified earlier date, which shall be correct as of such earlier date.

(b) Merchants Disclosure Schedules. On or prior to the date of this Agreement, Merchants has delivered to NUVO schedules (the “Merchants Disclosure Schedules”) disclosing information relating to Merchants’ representations and warranties contained in this Article IV which is necessary or appropriate in order to render such representations and warranties correct and complete.

(c) Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

Section 4.02. Organization, Standing and Authority of Merchants and Merchants Bank.

(a) Merchants. Merchants is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Merchants has full corporate power and authority to carry on its business as now conducted. Merchants is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The copies of the Certificate of Incorporation and Bylaws of Merchants as amended to date, which have been made available to NUVO, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

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(b) Merchants Bank. Merchants Bank is a banking corporation duly organized and chartered, validly existing and in good standing under the laws of the State of Vermont. Merchants Bank has full corporate power and authority to carry on its banking business as now conducted. Merchants Bank is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its banking business requires such qualification. The copies of the Articles of Incorporation and Bylaws as amended to date of Merchants Bank, which have been made available to NUVO, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03. Capitalization.

(a) Merchants. The authorized capital stock of Merchants consists of (i) 10,000,000 shares of Merchants Common Stock, of which 6,330,635 shares are outstanding as of the date of this Agreement; (ii) 200,000 shares of preferred stock, none of which are outstanding; and (iii) 1,500,000 shares of Class B voting preferred stock, none of which are outstanding. As of the date of this Agreement, 321,125 shares of Merchants Common Stock are held in treasury by Merchants. The outstanding shares of Merchants Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are listed for trading on NASDAQ. Except for (i) Merchants Common Stock issuable pursuant to the Merchants Equity Compensation Plans, and (ii) Merchants Common Stock to be issued pursuant to this Agreement, Merchants does not have any Rights issued or outstanding with respect to Merchants Common Stock and Merchants does not have any commitments to authorize, issue or sell any Merchants Common Stock or Rights.

(b) Merchants Bank. The authorized capital stock of Merchants Bank consists of 874,576 shares of common stock, $5.00 par value per share, all of which are issued and outstanding and held of record by Merchants. There are no outstanding Rights with respect to the common stock of Merchants Bank.

 Section 4.04. Subsidiaries. Merchants does not own any Subsidiaries other than Merchants Bank and MBVT Statutory Trust I, an unconsolidated Subsidiary. Merchants Bank does not have any subsidiaries.

Section 4.05. Corporate Power; Minute Books. Each of Merchants and Merchants Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Merchants and Merchants Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Merchants and Merchants Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by the respective shareholders, directors and Board committees of Merchants and Merchants Bank.

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Section 4.06. Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Merchants and the Merchants Board. Merchants has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by NUVO, this Agreement is a legal, valid and binding agreement of Merchants, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

Section 4.07. Regulatory Approvals; No Defaults Due to Merger.

(a) No Defaults Due to Merger. Subject to the receipt of the Regulatory Approvals, and to required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation by Merchants of the transactions contemplated hereby (including, without limitation, the issuance of Merchants Common Stock in the Merger) do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, certificate of authority, permit, license, credit agreement, indenture, loan, note, bond, mortgage, lease, instrument, concession, franchise or other agreement of Merchants or of any of its Subsidiaries or to which Merchants or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Merchants’ Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, certificate of authority, permit, license, credit agreement, indenture, loan, note, bond, mortgage, lease, instrument, concession, franchise or other agreement.

(b) No Knowledge of Adverse Conditions. As of the date of this Agreement, Merchants has no Knowledge of any reasons relating to Merchants or Merchants Bank (including, without limitation, matters relating to compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals will not be received in a timely manner or why any Burdensome Condition would be imposed.

Section 4.08. Absence of Certain Changes or Events. Since December 31, 2014, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Merchants and Merchants Bank, taken as a whole.

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Section 4.09. SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a) SEC Documents. Merchants has timely filed with the SEC its Annual Report on Form 10 K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2014 (the “Merchants 2014 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Merchants subsequent to January 1, 2015, and on or prior to the date of this Agreement, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Merchants SEC Documents”). All of the Merchants SEC Documents (i) complied as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Merchants SEC Document (including the related notes and schedules thereto) fairly presents the financial position of Merchants as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Merchants SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Merchants for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be otherwise noted therein, and subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Merchants and its Subsidiaries contained in Merchants 2014 Form 10-K and, except for liabilities reflected in the Merchants SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2014, neither Merchants nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto, other than in the ordinary course of its banking business.

(b) Certain Compliance Matters. Merchants, Merchants Bank and their respective officers and directors are in compliance with in all material respects, and have complied in all material respects, with (i) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Merchants (i) has established and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Merchants Board (A) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Merchants’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Merchants’ internal controls over financial reporting.

Section 4.10. Regulatory Reports.

(a) Regulatory Filings. Merchants and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2012, with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Merchants and Merchants Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of Merchants, investigation into the business or operations of Merchants or Merchants Bank, since January 1, 2012. There is no unresolved material violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Merchants or Merchants Bank.

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(b) Capital Category and CRA Rating. Merchants is, and immediately after the Effective Time will be, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time. Merchants Bank is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time, and has a CRA rating of “Satisfactory” or better.

Section 4.11. Legal Proceedings; Regulatory Action.

(a) Legal Proceedings. No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Merchants or any of its Subsidiaries, and, to the Knowledge of Merchants, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding, except in each case for routine litigation arising in the ordinary course of Merchants Bank’s business, none of which individually or in the aggregate is expected to have a Material Adverse Effect on Merchants and Merchants Bank, taken as a whole.

(b) Certain Regulatory Actions. Neither Merchants nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Merchants or any of its Subsidiaries. Neither Merchants nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.12. Compliance With Laws.

(a) Statutes, Rules, Etc. Each of Merchants and Merchants Bank is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, the CRA, the Truth in Lending Act, the Home Mortgage Disclosure Act and all other applicable fair lending and fair housing laws or other laws relating to discriminatory business practices.

(b) Permits and Licenses. Each of Merchants and Merchants Bank has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Merchants, no suspension or cancellation of any of them is threatened.

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(c) Governmental Notifications. Except as otherwise disclosed on Merchants Disclosure Schedule 4.12(c), neither Merchants nor Merchants Bank has received, since January 1, 2012, any notification or communication from any Governmental Authority (i) asserting that Merchants or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Merchants or Merchants Bank within a certain time period or indefinitely (nor, to the Knowledge of Merchants, do any grounds for any of the foregoing exist).

Section 4.13. Brokers. Neither Merchants nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Merchants has engaged, and will pay a fee or commission to, Griffin Financial Group LLC. A true, complete and correct copy of the engagement letter with Griffin Financial Group LLC has been previously delivered to NUVO.

Section 4.14. Employee Benefit Plans.

(a) Identification of Plans. All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Merchants and Merchants Bank and current or former directors of Merchants and Merchants Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, restricted stock, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Merchants Benefit Plans”), are identified in Merchants Disclosure Schedule 4.14(a).

(b) Compliance with Laws. To the Knowledge of Merchants, each Merchants Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Merchants Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Merchants is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Merchants, threatened action, suit or claim relating to any of Merchants Benefit Plans (other than routine claims for benefits). Neither Merchants nor Merchants Bank has engaged in a transaction, or omitted to take any action, with respect to any Merchants Benefit Plan that would reasonably be expected to subject Merchants or Merchants Bank to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

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(c) Pension Plans. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by Merchants or any Subsidiary with respect to any Merchants Benefit Plan which is subject to Title IV of ERISA (“Merchants Defined Benefit Plan”) currently or formerly maintained by Merchants or any entity which is considered one employer with Merchants under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Merchants ERISA Affiliate”). Neither Merchants nor any Merchants ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Merchants Defined Benefit Plan or by any Merchants ERISA Affiliate within the 12 month period ending on the date of this Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement. As of December 31, 2014, no Merchants Defined Benefit Plan or single-employer plan of any Merchants ERISA Affiliate had an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Merchants has not provided, and is not required to provide, security to any Merchants Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) Plan Contributions. All material contributions required to be made under the terms of any Merchants Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Merchants’ consolidated financial statements to the extent required by GAAP. Merchants and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Merchants Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.15. Environmental Matters. To Merchants’ Knowledge, neither Merchants nor any of its Subsidiaries has any liability, individually or in the aggregate, under any Environmental Law due to the presence or release of any Hazardous Material or Oil at any real property owned, leased or operated by Merchants or any of its Subsidiaries, or at any real property in which Merchants or any of its Subsidiaries holds a Lien, that would now constitute, or that would reasonably be likely to result in or create, a Material Adverse Effect with respect to Merchants or Merchants Bank.

Section 4.16. Tax Matters.

(a) Tax Return Filings. Each of Merchants and its Subsidiaries has timely filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was timely filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Merchants or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Merchants and which Merchants is contesting in good faith. Neither Merchants nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Merchants nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Merchants or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Merchants or any of its Subsidiaries.

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(b) Withholdings and Payments. Each of Merchants and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No Tax Proceedings or Deficiency or Audit Notices. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Merchants are pending with respect to Merchants or any of its Subsidiaries. Neither Merchants nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Merchants or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Merchants or any of its Subsidiaries.

Section 4.17. Investment Securities. Each of Merchants and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Merchants or its Subsidiaries. Such securities are valued on the books of Merchants in accordance with GAAP. Merchants and its Subsidiaries and their respective businesses employ investment, liquidity, risk management and other policies, practices and procedures which Merchants believes are prudent and reasonable in the context of it banking business.

Section 4.18. Deposit Insurance; FHLB Membership. The deposits of Merchants Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Merchants Bank has paid all deposit insurance premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Merchants, threatened. Merchants Bank is a member in good standing of the FHLB and owns the requisite FHLB stock.

Section 4.19. CRA, Anti-money Laundering and Customer Information Security. Neither Merchants nor Merchants Bank is a party to any agreement with any individual or group regarding CRA matters and Merchants has no Knowledge of, and none of Merchants and its Subsidiaries has been advised of, or has any reason to believe (because of Merchants Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2014, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Merchants Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the BSA and its implementing regulations (31 CFR Part 1000 et seq.), the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy and data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Merchants Bank pursuant to 12 C.F.R. Part 364. The Board of Directors of Merchants Bank has adopted and Merchants Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

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Section 4.20. Merchants Common Stock. The shares of Merchants Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21. Code Section 368 Reorganization. Merchants has not taken nor agreed to take any action and has no Knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from Qualifying as a “reorganization” under Section 368(a) of the Code.

Section 4.22. Available Funds. Merchants has, and as of the Effective Date will have, available funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby, including all cash payments required under Article II of this Agreement.

ARTICLE V

COVENANTS

Section 5.01. Covenants of NUVO. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Merchants, NUVO shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. NUVO will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Merchants the present services of the current officers and employees of NUVO and (iii) preserve for itself and Merchants the goodwill of the customers of NUVO and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in NUVO Disclosure Schedules or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Merchants, NUVO shall not directly or indirectly take or cause to be taken any of the following actions:

(a) Capital Stock. Other than pursuant to options or Warrants outstanding as of the date of this Agreement and listed in NUVO Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, restricted stock warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any NUVO Common Stock or Rights, or obligate itself to purchase, retire or redeem, any of its shares of NUVO Common Stock or Rights.

(b) Dividends; Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of NUVO’s capital stock; or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

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(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of NUVO or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with NUVO’s 2015 budget, a copy of which has been made available to Merchants, (ii) NUVO shall be permitted to make cash contributions to the NUVO 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) payment of accrued bonuses at the Closing consistent with past practice in an amount not to exceed $120,000 for calendar year 2015.

(d) Hiring. Hire any person as an employee of NUVO or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and set forth on NUVO Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date of this Agreement at an annual salary of less than $50,000 and whose employment is terminable at the will of NUVO.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of NUVO, (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to Merchants, or (ii) to satisfy contractual obligations existing as of the date of this Agreement and set forth on NUVO Disclosure Schedule 5.01(e)).

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date of this Agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to NUVO taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $15,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend NUVO’s Articles of Association or Bylaws.

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(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which NUVO is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by NUVO of an amount which exceeds $15,000 and/or would impose any material restriction on the business of NUVO.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions.

(p) Indebtedness. Incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the FHLB with a maturity of less than one year, deposits that are not purchased deposits, and securities sold under agreements to repurchase; all such permitted borrowings shall be, in each case, made in the ordinary course of business consistent with past practice. NUVO will not assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date of this Agreement and set forth on NUVO Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with NUVO’s loan policies and procedures in effect as of the date of this Agreement; provided, however, that the prior written notification and approval of Merchants is required (i) for the making or extension of any Loan in excess of $1,000,000; and (ii) any loan workouts, restructurings or modifications involving a troubled borrower in excess of $100,000. For purposes of this Section 5.01(s), consent shall be deemed given unless Merchants objects within 48 hours of notification. Notwithstanding anything to the contrary in the preceding sentence, NUVO shall not (i) purchase any automobile loans from any auto dealer, third party lender or otherwise; or (ii) enter into any new contracts or commitments to service any loans for third parties without the prior written consent of Merchants.

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(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by NUVO under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02. Covenants of Merchants. From the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of NUVO, Merchants will not, and will cause Merchants Bank not to:

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(a) Adverse Actions. (i) Take any action or fail to take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VI not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or (ii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(b) Current Information. During the period from the date of this Agreement to the Effective Time, Merchants will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NUVO and to report the general status of the ongoing operations of Merchants.

(c) Certain Other Transactions. During the period from the date of this Agreement to the Effective Time, Merchants shall not, and shall not permit Merchants Bank to, without the prior consent of NUVO, which consent shall not be unreasonably withheld, (i) make any acquisition or take any other action that individually or in the aggregate could materially adversely affect the ability of Merchants or Merchants Bank to consummate the transactions contemplated hereby prior to the Termination Date, or (ii) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Merchants, Merchants Bank or any surviving corporation may be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement.

Section 5.03. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04. NUVO Shareholder Approval. NUVO agrees to take, in accordance with applicable law, the Articles of Agreement of NUVO and the Bylaws of NUVO, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by NUVO’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “NUVO Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. NUVO agrees to use its best efforts to convene the NUVO Meeting within forty-five (45) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of NUVO pursuant to Section 5.08, and in any event shall convene the NUVO Meeting within fifty (50) days after such mailing. Except with the prior approval of Merchants, no other matters shall be submitted for the approval of NUVO shareholders at the NUVO Meeting. NUVO Board shall at all times prior to and during the NUVO Meeting recommend adoption of this Agreement by the shareholders of NUVO and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Merchants or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of NUVO for their approval at the NUVO Meeting and nothing contained herein shall be deemed to relieve NUVO of such obligation.

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Section 5.05. Merger Registration Statement; Proxy Statement/Prospectus.

(a) S-4 Registration Statement; Proxy Statement/Prospectus. For the purposes of (i) registering with the SEC under the Securities Act the shares of Merchants Common Stock to be offered to holders of NUVO Common Stock in connection with the Merger under the Securities Act and applicable state securities laws and (ii) soliciting proxies in connection with the NUVO Meeting, Merchants shall draft and prepare, and NUVO shall assist with and cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Merchants in the Merger (the “Registration Statement”), including the Proxy Statement/Prospectus. Merchants shall provide NUVO and its counsel with appropriate opportunity to review and comment on the Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Merchants shall file the Registration Statement with the SEC. Each of Merchants and NUVO shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and NUVO shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders.

(b) Cooperation and Information Sharing. NUVO shall provide Merchants with any information and disclosures concerning NUVO that Merchants may reasonably request in connection with the drafting and preparation of the Registration Statement and Proxy Statement/Prospectus, and the Merchants shall notify NUVO promptly of the receipt of any comments of the SEC with respect to the Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to NUVO promptly copies of all correspondence between it or any of its representatives and the SEC. Merchants shall provide NUVO and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Merchants and NUVO agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. NUVO agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of NUVO Common Stock entitled to vote at NUVO Meeting at the earliest practicable time.

(c) Blue Sky Compliance. Merchants shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and NUVO shall furnish to Merchants all information concerning NUVO and the holders of NUVO Common Stock as may be reasonably requested in connection with such action.

Section 5.06. Regulatory Approvals. Each of NUVO and Merchants will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities (“Regulatory Filings”) necessary to consummate the transactions contemplated by this Agreement. NUVO and Merchants will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any Regulatory Filings. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party that appears in any Regulatory Filing. In addition, Merchants and NUVO shall each furnish to the other for review a copy of each such Regulatory Filing prior to its filing with the applicable Governmental Authority.

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Section 5.07. Supplements or Amendments. NUVO and Merchants shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus, Registration Statement or any Regulatory Filing contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, NUVO shall cooperate with Merchants in the preparation of a supplement or amendment to such Proxy Statement/Prospectus, Registration Statement or Regulatory Filing, as the case may be, which corrects such misstatement or omission. If applicable, Merchants shall file an amended Registration Statement with the SEC, and NUVO shall mail an amended Proxy Statement/Prospectus to its shareholders.

Section 5.08. NASDAQ Listing. Merchants shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of Merchants Common Stock to be issued as Merger Consideration pursuant to the Merger and Article II hereof, and Merchants shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

Section 5.09. Press Releases. NUVO and Merchants shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. NUVO and Merchants shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10. Access; Information; Cooperation.

(a) Access to Information. NUVO agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Merchants and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours in a manner not to interfere with the prudent operation of NUVO or the supervision of employees of NUVO throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of NUVO and to such other information relating to NUVO as Merchants may reasonably request and, during such period, it shall furnish promptly to Merchants all information concerning the business, properties and personnel of NUVO as Merchants may reasonably request.

(b) Confidentiality. All information furnished to Merchants by NUVO pursuant to Section 5.10(a) shall be subject to, and Merchants shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of January 30, 2015, by and between NUVO and Merchants (the “Confidentiality Agreement”).

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(c) Representations and Warranties not Affected. No investigation by Merchants of the business and affairs of NUVO shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Merchants to consummate the transactions contemplated by this Agreement.

Section 5.11. No Solicitation by NUVO.

(a) Other Acquisition Proposals. From the date of this Agreement through the Effective Time, NUVO shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that

(A) the NUVO Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of NUVO to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the NUVO Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) Business Day period following written notification to the Merchants of the Superior Proposal, NUVO and its advisors shall have negotiated in good faith with Merchants to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and

(B) NUVO provides notice to Merchants of its decision to take such action in accordance with the requirements of Section 5.11(b),

then NUVO may (i) furnish information with respect to NUVO to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by NUVO after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Merchants than, the terms contained in any such agreement between NUVO and Merchants, (ii) participate in discussions or negotiations regarding such an Acquisition Proposal and (iii) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b) Notice to Merchants. NUVO shall notify Merchants promptly (but in no event later than 48 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to NUVO or for access to the properties, books or records of NUVO by any Person that informs the NUVO Board or a member of the senior management of NUVO that it is considering making, or has made, an Acquisition Proposal. Such notice to Merchants shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of NUVO, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. NUVO shall keep Merchants fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. NUVO also shall promptly, and in any event within twenty-four (24) hours, notify Merchants, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

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(c) Termination of Any Prior Discussions. NUVO shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Merchants) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons (other than Merchants) who have been furnished confidential information regarding NUVO in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date of this Agreement promptly to return or destroy such information. NUVO agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which NUVO is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) NUVO Responsible for Compliance. NUVO shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of NUVO are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of NUVO, at the direction or with the consent of NUVO, shall be deemed to be a breach of this Section 5.11 by NUVO.

Section 5.12 Certain Policies. Prior to the Effective Date, NUVO shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Merchants; provided, however, that NUVO shall not be obligated to take any action pursuant to this Section 5.12 unless and until Merchants acknowledges, and NUVO is satisfied, that all conditions to NUVO’s obligation to consummate the Merger have been satisfied and that Merchants shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by NUVO pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of NUVO or its management with any such adjustments.

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Section 5.13. Indemnification.

(a) Obligation. From and after the Effective Time, Merchants (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of NUVO, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of NUVO or is or was serving at the request of NUVO as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of NUVO, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of Merchants as in effect on the date of this Agreement (subject to change as required by law). Merchants’ obligations under this Section 5.13(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Notice of Claim. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Insurance. Prior to the Effective Time, Merchants shall use its reasonable best efforts to cause the persons serving as directors and officers of NUVO immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by NUVO (provided that Merchants may substitute therefor policies which are not materially less advantageous than such policy or single premium run off coverage with policy limits equal to NUVO’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such; provided, however, that in no event shall Merchants be required to expend more than $75,000 in the aggregate to maintain such insurance during such six-year period (the “Insurance Amount”), and further provided that if Merchants is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

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(d) Successors Bound. If Merchants or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Merchants shall assume the obligations set forth in this Section 5.13.

Section 5.14. Employees; Benefit Plans.

(a) Benefit Plans. Following the Closing Date, Merchants may choose to maintain any or all of NUVO Benefit Plans in its sole discretion and NUVO shall cooperate with Merchants in order to effect any plan terminations to be made as of the Effective Time (or immediately prior to the Effective Time in the case of any tax-qualified 401(k) plan). However, for any NUVO Benefit Plan terminated for which there is a comparable Merchants Benefit Plan of general applicability, Merchants shall take all reasonable action so that employees of NUVO shall be entitled to participate in such Merchants Benefit Plan to the same extent as similarly-situated employees of Merchants (it being understood that inclusion of the employees of NUVO in Merchants Benefit Plans may occur at different times with respect to different plans). Merchants shall cause each Merchants Benefit Plan in which employees of NUVO are eligible to participate to take into account for purposes of eligibility and vesting under Merchants Benefit Plans (but not for purposes of benefit accrual) the service of such employees with NUVO to the same extent as such service was credited for such purpose by NUVO; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Merchants to amend or terminate any of NUVO Benefit Plans or Merchants Benefit Plans in accordance with their terms at any time; provided, however, that Merchants shall continue to maintain the NUVO Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Merchants Benefit Plan until NUVO Employees are permitted to participate in Merchants Benefit Plans, unless such Merchants Benefit Plan has been frozen or terminated with respect to similarly situated employees of Merchants or Merchants Bank.

(b) Vacation Time. Merchants shall assume and honor, or shall cause Merchants Bank to assume and honor, under the vacation policies of NUVO, as disclosed on NUVO Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Bank who were employees of NUVO prior to the Effective Time.

(c) Health Insurance. If employees of NUVO become eligible to participate in a medical, dental or health plan of Merchants upon termination of such plan of NUVO, Merchants shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Merchants, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous NUVO Benefit Plan prior to the Effective Time.

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(d) Severance Benefit. Any employee of NUVO (excluding any employee who is party to a written employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Merchants (but by and in the sole discretion of NUVO) prior to the Effective Time, or is terminated by Merchants or Merchants Bank within six (6) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service based upon the employee’s date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with NUVO, Merchants and Merchants Bank), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay. Any employee of NUVO whose employment is terminated (other than for cause) pursuant to this Section 5.14(h) shall be eligible to apply for open job listings at the Merchants and/or its affiliates and Merchants shall use commercially reasonable efforts to notify such persons of these vacancies as they may arise from time to time.

(e) Employment Agreements. Concurrent with the execution of this Agreement, Merchants and Merchants Bank will enter into with M. Dale Janes and Jeffrey S. Sattler (i) the Addendum and Waiver Agreement relating to their respective Employment Agreements with NUVO, substantially in the form attached hereto as Exhibit B, and (ii) Employment Agreements substantially in the form attached hereto as Exhibit C, to be effective as of the Effective Time. Subject to the foregoing, from and after the Effective Time, Merchants shall honor the contractual rights and vested benefit obligations of current and former employees and directors of NUVO existing as of the Effective Date as well as all employment, severance, deferred compensation, change in control agreements to the extent set forth on NUVO Disclosure Schedule 3.14(a) or NUVO Disclosure Schedule 3.16(e). Merchants acknowledges that the consummation of the Merger will constitute a “change in control” of NUVO for purposes of any benefit plans, agreements and arrangements of NUVO to the extent such benefit plans, agreements and arrangements are set forth on NUVO Disclosure Schedule 3.16(a).

(f) Stay Bonuses. Merchants agrees to the funding of a stay bonus pool in accordance with NUVO Disclosure Schedule 5.14(f). Any such stay bonus shall be in addition to, and not in lieu of, any bonus paid pursuant to Section 5.01(c) or severance payment made pursuant to Section 5.14(d).

Section 5.15. Notification of Certain Changes. Merchants and NUVO shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by NUVO or Merchants, as the case may be, with the respective covenants and agreements of such parties contained herein.

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Section 5.16. Current Information. During the period from the date of this Agreement to the Effective Time, NUVO will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Merchants and to report the general status of the ongoing operations of NUVO. Without limiting the foregoing, NUVO agrees to provide to Merchants such reports and information as Merchants may reasonably request, including, without limitation, (i) a copy of each report filed by NUVO with a Governmental Authority within one (1) Business Day following the filing thereof; (ii) monthly updates of the information required to be set forth in NUVO Disclosure Schedules 3.18 and 3.22; (iii) biweekly financial statements; biweekly credit quality reports; and (iv) biweekly loan origination reports.

Section 5.17. Board Packages. NUVO shall distribute a copy of each NUVO Board package, including the agenda and any draft minutes, to Merchants at the same time and in the same manner in which it distributes a copy of such packages to the NUVO Board; provided, however, that NUVO shall not be required to copy Merchants on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of NUVO or any other matter that the NUVO Board has been advised of by counsel that such distribution to Merchants may violate a confidentiality obligation or fiduciary duty or any law or regulation or jeopardize the confidentiality of a legally cognizable privilege with respect to such information.

Section 5.18. Transition; Informational Systems Conversion. From and after the date of this Agreement, Merchants and NUVO shall use their reasonable best efforts and cooperate in good faith to facilitate the integration of NUVO with the business of Merchants following consummation of the transactions, and shall meet on a regular basis to discuss and plan for the conversion of NUVO’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Merchants and Merchants Bank, which planning shall include, but not be limited to: (a) discussion of NUVO’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by NUVO in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; (e) communications with NUVO customers as appropriate; and (f) any other actions necessary and appropriate to facilitate the conversion following the Effective Time. Notwithstanding anything herein to the contrary, the parties contemplate that conversion of NUVO’s data processing system will take place on or before June 30, 2016. If requested by Merchants, NUVO shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Merchants shall indemnify NUVO for any reasonable out-of-pocket fees, expenses or charges that NUVO may incur as a result of taking, at the request of Merchants, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Merchants and/or NUVO in accordance with Sections 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by NUVO only in accordance with Sections 7.01(d), 7.01(e) or 7.01(h), Merchants shall indemnify NUVO for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

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ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01. Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of NUVO and Merchants to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of all Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Merchants Common Stock issuable in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Merchants shall have received a letter setting forth the written opinion of Primmer Piper Eggleston & Cramer PC, in form and substance reasonably satisfactory to Merchants, dated as of the Closing Date, and NUVO shall have received a letter setting forth the written opinion of Cranmore, FitzGerald & Meaney, in form and substance reasonably satisfactory to NUVO, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02. Conditions to Obligations of Merchants. The obligations of Merchants to consummate the Merger also are subject to the fulfillment or written waiver by Merchants prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of NUVO set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent any such representation or warranty speaks as of a specified earlier date, in any case subject to the standard in Section 6.04. Merchants shall have received a certificate to such effect, dated the Closing Date, signed on behalf of NUVO by the Chief Executive Officer and Chief Financial Officer of NUVO.

(b) Performance of Obligations of NUVO. NUVO shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Merchants shall have received a certificate, dated the Closing Date, signed on behalf of NUVO by the Chief Executive Officer and Chief Financial Officer of NUVO to such effect.

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(c) Adverse Regulatory Conditions. All Regulatory Approval referred to in Section 6.01(a) hereof shall have been obtained and all statutory waiting periods shall have expired or been terminated, and no such Regulatory Approval shall contain or be subject to any one or more conditions, restrictions or requirements which the Board of Directors of Merchants reasonably determines in good faith would, individually or in the aggregate, constitute a Materially Burdensome Condition.

(d) NUVO Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of the outstanding shares of NUVO Common Stock.

(e) Other Actions. NUVO shall have furnished Merchants with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Merchants may reasonably request.

Section 6.03. Conditions to Obligations of NUVO. The obligations of NUVO to consummate the Merger also are subject to the fulfillment or written waiver by NUVO prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Merchants set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent any such representation and warranty speaks as of a specified earlier date, in any case subject to the standard in Section 6.04. NUVO shall have received a certificate to such effect, dated the Closing Date, signed on behalf of Merchants by the Chief Executive Officer and the Chief Financial Officer of Merchants.

(b) Performance of Obligations of Merchants. Merchants shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NUVO shall have received a certificate, dated the Closing Date, signed on behalf of Merchants by the Chief Executive Officer and the Chief Financial Officer of Merchants to such effect.

(c) Other Actions. Merchants shall have furnished NUVO with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as NUVO may reasonably request.

(d) Delivery of Merger Consideration. On the Business Day before the Effective Time, Merchants shall have deposited with the Exchange Agent (i) the Cash Consideration in accordance with Section 2.08(a); (ii) the Option Cancellation Payment in accordance with Section 2.02(a); (iii) the 2013 Warrant Cancellation Payment (if any) in accordance with Section 2.03(b); and (iv) the payment in lieu of any fractional shares in accordance with Section 2.05.

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Section 6.04. Standard for Representations and Warranties. No representation or warranty of NUVO contained in Article III or of Merchants contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any Inconsistent Fact unless such Inconsistent Fact, individually or when taken together with all other Inconsistent Facts, has had or would be reasonably likely to have a Material Adverse Effect on the party that made the representation or warranty. Notwithstanding the immediately preceding sentence, the representations and warranties contained in (i) Section 3.03 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, and (ii) Sections 3.02, 3.04, 3.05, 3.06, 3.07, 3.09, 3.15, 3.16, 3.30 and 3.31 in the case of NUVO, and Sections 4.03, 4.04, 4.05, 4.06 and 4.08 in the case of Merchants, shall be deemed untrue and incorrect if not true and correct in all material respects when considered individually.

Section 6.05. Frustration of Closing Conditions. Neither Merchants nor NUVO may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Article VI.

ARTICLE VII

TERMINATION

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Merchants and NUVO if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Merchants or NUVO, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; and by Merchants if any Regulatory Approval is subject to a Materially Burdensome Condition.

(c) No Shareholder Approval. By either Merchants or NUVO (provided, in the case of NUVO, that it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders of NUVO required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Merchants or NUVO (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by Merchants) or Section 6.03(a) (in the case of a breach of a representation or warranty by NUVO).

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(e) Breach of Covenants. By either Merchants or NUVO (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by NUVO) or Section 6.03(b) (in the case of a breach of a representation or warranty by Merchants).

(f) Delay. By either Merchants or NUVO if the Merger shall not have been consummated on or before March 31, 2016 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Merchants or NUVO, if (i) NUVO shall have breached its obligations under Section 5.11, (ii) the NUVO Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Merchants, (iii) the NUVO Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Merchants or a Subsidiary of Merchants or (iv) NUVO shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold NUVO Meeting in accordance with Section 5.04.

(h) Price Adjustments. By NUVO, if the NUVO Board so determines by a majority vote of the members of the entire NUVO Board, at any time during the five (5) day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(i) the Merchants Market Value is less than 87.5% of the Initial Merchants Market Value; and

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(ii) the number obtained by dividing the Merchants Market Value by the Initial Merchants Market Value shall be less than the number obtained by (A) dividing the Final Index Price by the Initial Index Price and then (B) multiplying the quotient so obtained by 0.875; subject, however, to the following three sentences. If NUVO elects to exercise its termination right pursuant to this Section 7.01(h), it shall give prompt written notice thereof to Merchants. During the five (5) Business Day period commencing with its receipt of such notice, Merchants, at its sole discretion, shall have the option to increase the consideration to be received by the holders of NUVO Common Stock by increasing the aggregate Cash Consideration dollar for dollar by the Pricing Differential. If within such five (5) Business Day period, Merchants delivers written notice to NUVO that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(h).

For purposes of this Section 7.01(h), the following terms shall have the meanings indicated below:

“Merchants Market Value” means the volume weighted average trading price of Merchants Common Stock for the twenty (20) consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the first date on which all required Regulatory Approvals under Section 6.01(a) have been obtained (disregarding any waiting period).

“Final Index Price” means the average of the closing price of the Index on each of twenty (20) consecutive trading days immediately preceding the Determination Date.

“Index” means the SNL US Bank $1-5 Billion Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL US Bank $1-5 Billion Index.

“Initial Merchants Market Value” means $29.59 per share, which represents the volume weighted average trading price of Merchants common stock for the twenty (20) consecutive trading days immediately preceding the date of this Agreement.

“Initial Index Price” means the average of the closing prices for the Index for the twenty (20) consecutive trading days immediately preceding the date of this Agreement.

“Pricing Differential” means the amount of the difference between (A) the Total Stock Number multiplied by $25.89 and (B) the Total Stock Consideration.

“Total Stock Number” means 517,224 shares of Merchants Common Stock.

“Total Stock Consideration” means the product obtained by multiplying (A) the Total Stock Number by (B) the Merchants Market Value.

If Merchants or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

Section 7.02. Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Merchants while structuring and pursuing the Merger and as an inducement for Merchants to enter into this Agreement, the parties hereto agree that NUVO shall pay to Merchants a termination fee of $875,000 within three (3) Business Days after written demand for payment is made by Merchants, following the occurrence of any of the events set forth below:

(i) Merchants or NUVO terminates this Agreement pursuant to Section 7.01(g); or

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(ii) NUVO enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving NUVO within eighteen (18) months following the termination of this Agreement by Merchants pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by NUVO after an Acquisition Proposal has been publicly announced or otherwise made known to NUVO.

Section 7.03. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) such termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after NUVO Meeting no amendment shall be made which by law requires further approval by the shareholders of NUVO without obtaining such approval.

Section 8.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflict of laws principles.

Section 8.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Merchants and NUVO; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

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Section 8.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Merchants:

Merchants Bancshares, Inc.

275 Kennedy Drive

South Burlington, VT 05403

Attention:    Michael R. Tuttle

 President and Chief Executive Officer

Fax: (802) 865-1891

With a copy to:

Primmer Piper Eggleston & Cramer PC

P.O. Box 1309

Montpelier, VT 05601

Attention: Denise J. Deschenes

Fax: (802) 223-2628

If to NUVO:

NUVO Bank & Trust Company

1500 Main Street

Springfield, MA 01115

Attention:    M. Dale Janes

 Chief Executive Officer

Fax: (413) 787-2771

With a copy to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Ave.

Hartford, CT 06114

Attention: J. J. Cranmore

Fax: (860) 522-3379

Section 8.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Merchants’ obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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Section 8.08. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10. Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11. Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

DEFINITIONS

Section 9.01. Definitions. When used in this Agreement the following terms shall have the meanings set forth or referred to below:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving NUVO: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of NUVO in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (i) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (iv) an agreement or commitment by the relevant companies to take any action referenced above.

“Addendum and Waiver Agreement” has the meaning set forth in the Recitals.

“Adjusted Organizers’ Warrant Share Number” has the meaning specified in Section 2.03(a).

“Adjusted Organizers’ Warrant Share Price” has the meaning specified in Section 2.03(a).

“Adjusted 2013 Warrant Share Number” has the meaning specified in Section 2.03(b).

“Adjusted 2013 Warrant Share Price” has the meaning specified in Section 2.03(b).

“Agreement” has the meaning set forth in the Introduction.

“BHCA” means the federal Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.26(b).

“BSA” has the meaning set forth in Section 3.28.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Vermont are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Consideration Number ” has the meaning set forth in Section 2.06(a).

“Cash Election” has the meaning set forth in Section 2.06(a).

“Cash Election Shares” has the meaning set forth in Section 2.06(a).

“Certificate” has the meaning set forth in Section 2.04.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Closing” has the meaning set forth in Section 1.07.

“Closing Date” has the meaning set forth in Section 1.07.

“Code” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 5.10(b).

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“CRA” has the meaning set forth in Section 3.07(b).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 7.01(h).

“Dissenting Shares” has the meaning set forth in Section 2.07.

“Effective Time” has the meaning set forth in Section 1.05.

“Election Deadline” has the meaning set forth in Section 2.06(b).

“Election Form” has the meaning set forth in Section 2.06(a).

“Environment” means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the Environment, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (ii) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 2.06(a).

“Exchange Fund” has the meaning set forth in Section 2.08(a).

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“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“Final Index Price” has the meaning set forth in Section 7.01(h).

“Final Price” has the meaning set forth in Section 7.01(h).

“Finance Laws” has the meaning set forth in Section 3.13(d).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Inconsistent Fact” means any fact, circumstance or event that is inconsistent with any representation or warranty of NUVO or Merchants (as applicable) under this Agreement.

“Indemnified Parties” has the meaning set forth in Section 5.13(a)

“Indemnifying Party” has the meaning set forth in Section 5.13(a).

“Index” has the meaning set forth in Section 7.01(h).

“Informational Systems Conversion” has the meaning set forth in Section 5.18.

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“Initial Merchants Market Value” has the meaning set forth in Section 7.01(h).

“Initial Index Price” has the meaning set forth in Section 7.01(h).

“Insurance Amount” has the meaning set forth in Section 5.13(c).

“Insurance Policies” has the meaning set forth in Section 3.26(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.22(a).

“Mailing Date” has the meaning set forth in Section 2.06(a).

“Material Adverse Effect” means (a) with respect to NUVO, any effect that is material and adverse to the financial position, results of operations or business of NUVO or that would materially impair the ability of NUVO to perform its obligations under this Agreement or otherwise materially impairs the ability of NUVO to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of Merchants or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of NUVO’s investment portfolio; and (b) with respect to Merchants, any effect that materially impairs the ability of Merchants to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Merchants to consummate the transactions contemplated by this Agreement.

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“Materially Burdensome Condition” means any condition, restriction or requirement imposed by any Governmental Authority in connection with the issuance of a Regulatory Approval which in the reasonable good faith determination of Merchants would materially reduce the reasonably expected financial or operational benefits of the Merger to Merchants to such a degree that Merchants would not have entered into this Agreement had such condition, restriction or requirement been known to Merchants prior to the date of this Agreement.

“MBBI” means the Massachusetts Board of Bank Incorporation.

“MBCL” means the Massachusetts Business Corporations Law, MGL Chapter 156B.

“MBL” means Massachusetts laws applicable to the business of banking, including MGL chapters 167, 167A and 172.

“MDOB” means the Massachusetts Division of Banks.

“Merchants” has the meaning set forth in the Introduction.

“Merchants 2014 Form 10-K” has the meaning set forth in Section 4.09(a).

“Merchants Benefit Plans” has the meaning set forth in Section 4.14(a).

“Merchants Board” means the Board of Directors of Merchants.

“Merchants Certificates” has the meaning set forth in Section 2.08(a).

“Merchants Common Stock” has the meaning set forth in Section 2.01(a).

“Merchants Defined Benefit Plan” has the meaning set forth in Section 4.14(c).

“Merchants Disclosure Schedules” has the meaning set forth in Section 4.01(b).

“Merchants ERISA Affiliate” has the meaning set forth in Section 4.14(c).

“Merchants Equity Compensation Plans” means the Amended and Restated Merchants Bancshares, Inc. 2008 Stock Incentive Plan and the Amended and Restated Merchants Bancshares, Inc. 1996 Compensation Plan for Non-Employee Directors and the Amended and Restated 2008 Compensation Plan for Non-Employee Directors.

“Merchants Market Value” has the meaning set forth in Section 7.01(h).

“Merchants SEC Documents” has the meaning set forth in Section 4.09(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“Merchants Certificates” has the meaning set forth in Section 2.08.

“MGL” means the Massachusetts General Laws.

“NASDAQ” has the meaning set forth in Section 2,05.

“Non-Election” has the meaning set forth in Section 2.06(a).

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“Non-Election Shares” has the meaning set forth in Section 2.06(a).

“NUVO” has the meaning set forth in the Introduction.

“NUVO Benefit Plans” has the meaning set forth in Section 3.16(a).

“NUVO Board” means the Board of Directors of NUVO.

“NUVO Common Stock” has the meaning set forth in the Recitals.

“NUVO Director Designee” has the meaning set forth in Section 1.04(a).

“NUVO Disclosure Schedules” has the meaning set forth in Section 3.01(b).

“NUVO Employees” has the meaning set forth in Section 3.16(a).

“NUVO Equity Incentive Plans” means the NUVO 2012 Equity Incentive Plan and the NUVO 2014 Equity Incentive Plan.

“NUVO Financial Statements” has the meaning set forth in Section 3.08(a).

“NUVO Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of NUVO.

“NUVO Loan Participation” means a purchased participation interest of NUVO in a loan or other extension of credit other than by NUVO.

“NUVO Loan Property” means any property in which NUVO holds a Lien, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by NUVO.

“NUVO Material Contract” has the meaning set forth in Section 3.14(b).

“NUVO Meeting” has the meaning set forth in Section 5.04.

“NUVO Pension Plan” has the meaning set forth in Section 3.16(b).

“NUVO Property” has the meaning set forth in Section 3.18(a).

“NUVO 2013 Warrant Share Number” has the meaning set forth in Section 2.03(b).

“OAEM” has the meaning set forth in Section 3.22(b).

“Oil” means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law.

“Option Cancellation Payment” has the meaning set forth in Section 2.02(a).

“Options” has the meaning set forth in Section 2.02(a).

“OREO” has the meaning set forth in Section 3.22(b).

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“Organizers’ Warrants” means the warrants issued on April 25, 2008, to purchase an aggregate of 142,261 shares of NUVO Common Stock at a price per share of $10.00, expiring on April 25, 2018.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Pricing Differential” shall have the meaning set forth in Section 7.01(h).

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Merchants and NUVO and as delivered to holders of NUVO Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 5.05.

“Regulatory Approvals” shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, the approval of (i) the FDIC, (ii) the VDFR and (iii) the MBBI.

“Regulatory Filings” has the meaning set forth in Section 5.06.

“Replacement Organizers’ Warrants” has the meaning set forth in Section 2.03(a).

“Replacement 2013 Warrants” has the meaning set forth in Section 2.03(b).

“Rights” means, with respect to any Person, warrants (including with respect to NUVO, the Founders Warrants and the 2013 Warrants), options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” has the meaning set forth in Section 3.13(e).

“Shortfall Number” has the meaning set forth in Section 2.06(c)(ii).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

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“Stock Conversion Number” has the meaning set forth in Section 2.06(a).

“Stock Election” has the meaning set forth in Section 2.06(a).

“Stock Election Number” has the meaning set forth in Section 2.06(a).

“Stock Election Shares” has the meaning set forth in Section 2.06(a).

“Subsidiary” or “Subsidiaries” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 51% of the combined voting power of the shares of NUVO Common Stock then outstanding or all or substantially all of the assets of NUVO and otherwise (i) on terms which NUVO Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to NUVO’s shareholders than the transactions contemplated by this Agreement, and (ii) that constitutes a transaction that, in NUVO Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Surviving Bank” has the meaning set forth in Section 1.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Total Stock Number” shall have the meaning in Section 7.01(h).

“Total Stock Consideration” shall have the meaning in Section 7.01(h).

“USA PATRIOT Act” has the meaning set forth in Section 3.07(b).

“VBL” means Vermont laws applicable to the business of banking, including Title 8, Part 5 of the VSA.

“VBCA” means the Vermont Business Corporations Act, VSA Title 11A.

“VDFR” means the Vermont Department of Financial Regulation.

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“Voting Agreement” has the meaning set forth in the Recitals.

“VSA” means the Vermont Statutes Annotated.

“Warrants” means, collectively, the Founders Warrants and the 2013 Warrants.

“2013 Warrant Cancellation Payment” has the meaning set forth in Section 2.03(b).

“2013 Warrants” means the warrants issued on April 30, 2013 to purchase an aggregate of 487,227 shares of NUVO Common Stock at a price per share of $5.00, expiring on April 30, 2017.

(Remainder of page left blank intentionally; signature page follows.)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

MERCHANTS BANCSHARES, INC.

By:	/s/ Michael R. Tuttle
Name:	Michael R. Tuttle
Title:	President and Chief Executive Officer

NUVO BANK & TRUST COMPANY

By:	/s/ M. Dale Janes
Name:	M. Dale Janes
Title:	Chief Executive Officer

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Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of April 27, 2015, by and between Merchants Bancshares, Inc., a Delaware corporation (“Merchants”), and the undersigned holder (“Shareholder”) of the common stock, par value $0.01 per share (“Common Stock”), of NUVO Bank & Trust Company, a Massachusetts-chartered banking corporation (“NUVO”). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

Concurrently with the execution of this Agreement, Merchants and NUVO have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of NUVO with and into Merchants Bank, a Vermont-chartered banking corporation and wholly-owned subsidiary of Merchants (the “Merger”).

The NUVO Board of Directors has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of NUVO’s shareholders, (ii) approved the Merger Agreement and declared it be advisable and (iii) resolved to recommend that NUVO’s shareholders approve the Merger Agreement.

It is a condition to the willingness of Merchants to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Merchants agree as follows:

1. Ownership of Shares, Options and Warrants. Schedule A attached hereto lists all of the shares of NUVO Common Stock beneficially owned by the Shareholder, including Jointly Owned Shares (as hereinafter defined) and shares of restricted stock, whether or not vested (all of such shares, together with all shares of NUVO Common Stock subsequently acquired by Shareholder during the term of this Agreement, are referred to herein as the “Shares”). Schedules B and C, respectively, attached hereto list all stock Options and Warrants owned of record or beneficially by the Shareholder. For purposes of this Agreement, the Shareholder’s “beneficial ownership” of Shares, Options and Warrants shall be determined in accordance with Rule 13d-3 under the Exchange Act.

2. Agreement to Vote Shares. The Shareholder agrees that, prior to the Extended Expiration Date (as hereinafter defined), at any meeting of the shareholders of NUVO, or any adjournment(s) or postponement(s) thereof, or in connection with any written consent of the shareholders of NUVO, with respect to the Merger Agreement or any of the transactions contemplated thereby or any Acquisition Proposal (together, the “NUVO Shareholder Meeting”), the Shareholder shall:

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(a)	appear at the NUVO Shareholder Meeting or otherwise cause the Shares to be represented at such meeting and to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), or execute and deliver a written consent (or cause a consent to be executed and delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (including any shares of restricted stock, whether or not vested) (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty, or any other obligation or agreement of NUVO contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to NUVO’s and Merchants’ respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

3. Application to Jointly Owned Shares. The Shareholder shall use his or her reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including the restrictions on transfer set forth in Section 5. For purposes of this Agreement, “Jointly Owned Shares” means any Shares of NUVO Common Shares beneficially owned by the Shareholder as to which the Shareholder has joint or shared voting power with any other person, including such Shareholder’s spouse.

4. Expiration Date and Extended Expiration Date. As used in this Agreement, (i) the term “Expiration Date” shall mean the earliest to occur of (x) except as otherwise provided in clause (ii) of this sentence, the day following the NUVO Shareholder Meeting at which the Merger Agreement is approved, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement; and (ii) the term “Extended Expiration Date” shall mean the earliest to occur of (x) the Effective Time of the Merger, (y) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof, or (z) upon mutual written agreement of the parties hereto to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

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5. No Transfer of Shares. The Shareholder agrees that, prior to the Expiration Date, the Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, (i) sell, assign, transfer, pledge, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 6(c)), any Shares, (ii) enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares, (iii) deposit any Shares in a voting trust or enter into a voting agreement or similar agreement with respect to any Shares or grant any proxy or power of attorney with respect thereto, or (iv) take any action that would immediately or with the passage of time make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of restricting, limiting or interfering with the performance of the Shareholder’s obligations under this Agreement. Notwithstanding the foregoing, the Shareholder may make (i) transfers of Shares by will or by operation of law, in which case this Agreement shall bind the transferee; (ii) transfers of Shares in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to (y) the Shareholder providing at least three (3) Business Days prior written notice to Merchants, and (z) the transferee agreeing in writing to be bound by the terms of, and to perform the obligations of the Shareholder under, this Agreement; and (iii) any other transfers that Merchants may otherwise agree to in writing in its sole discretion.

6. Representations and Warranties of Shareholder. Except as disclosed on Schedule A hereto, the Shareholder hereby represents and warrants to Merchants as follows:

(a)	Authority. The Shareholder has the full power and authority to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder.

(b)	Binding Effect. This Agreement has been duly executed and delivered by the Shareholder and (assuming this Agreement constitutes a valid and binding agreement of Merchants) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(c)	No Liens. Except as otherwise disclosed on Schedule A, none of the Shares listed on Schedule A, is subject to any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares.

(d)	Conversion of Shares, Cancellation of Options and Replacement of Warrants in the Merger. The Shareholder acknowledges that, at the Effective Time, (i) then outstanding Shares listed on Schedule A (including any restricted shares of Common Stock the vesting of which occurs prior to or accelerates at the Effective Time) shall be cancelled and converted into the right to receive shares of Merchants Common Stock in accordance with the Exchange Ratio, or $7.15 in cash, or a combination of both, subject to the election and allocation procedures in Section 2.06 of the Merger Agreement; (ii) any outstanding Options listed on Schedule B will be cancelled in exchange for the Option Cancellation Payment, as provided in Section 2.02 of the Agreement; (iii) outstanding Organizer Warrants (if any) listed on Schedule C will be exchanged for replacement Warrants issued by Merchants; and (iv) outstanding 2013 Warrants (if any) listed on Schedule C will be exchanged for replacement Warrants issued by Merchants or the 2013 Warrant Cancellation Payment, as provided in Section 2.03 of the Agreement.

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(e)	No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw, operating agreement or other organizational document of the Shareholder.

(f)	No Consent Required. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Shareholder except for applicable requirements, if any, of the Change in Bank Control Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Shareholder of his or her obligations under this Agreement in any material respect.

(g)	Litigation. As of the date hereof, to the knowledge of the Shareholder, there is no action, proceeding or investigation pending or threatened against the Shareholder that questions the validity of this Agreement or any action taken or to be taken by such Shareholder in connection with this Agreement.

7. After Acquired Shares. The Shareholder shall promptly notify Merchants in writing of the nature and amount of any Shares acquired by Shareholder after the date of this Agreement. Upon acquisition by the Shareholder, such after-acquired Shares shall become subject to the terms of this Agreement in all respects, and the Shareholder shall be deemed to have made each of the representations and warranties set forth in Section 6 above as to such Shares as of the date of their acquisition.

8. Irrevocable Proxy. Subject to the last sentence of this Section 8, by execution of this Agreement, the Shareholder does hereby appoint Merchants with full power of substitution to any executive officer or affiliate of Merchants, as the Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder’s rights with respect to the Shares, to vote, if the Shareholder is unable or unwilling to perform his or her obligations under this Agreement, each of such Shares that the Shareholder shall be entitled so to vote with respect to the matters set forth in Section 2 hereof at any NUVO Shareholder Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of NUVO taken by written consent. The Shareholder (i) intends this proxy to be irrevocable and coupled with an interest hereafter until the Extended Expiration Date; (ii) hereby revokes any proxy previously granted by the Shareholder with respect to all or any part of the Shares; and (iii) prior to the Extended Expiration Date, at the request of Merchants, will acknowledge the renewal of the irrevocable proxy granted herein, on or before any expiration date of such proxy under MGL Ch. 172, section 12. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Extended Expiration Date of this Agreement.

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9. No Solicitation. From and after the date of this Agreement until the Extended Expiration Date, the Shareholder shall not (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Merchants) any information or data with respect to NUVO or otherwise relating to an Acquisition Proposal, (iii) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders’ vote or action by consent of NUVO’s shareholders with respect to an Acquisition Proposal, or (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act), or “act in concert” with others within the meaning of the Change in Bank Control Act, with respect to any voting securities of NUVO for the purpose of taking any action in support of an Acquisition Proposal. Without limiting the generality of the foregoing, the Shareholder further agrees not to authorize, directly or indirectly any representative, advisor or agent of such Shareholder to undertake any of the actions prohibited in the preceding sentence.

10. Specific Enforcement. The Shareholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) Merchants is relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Merchants irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Shareholder agrees that Merchants shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Shareholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be Merchants’ sole remedy under this Agreement unless Merchants shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

11. Capacity as Shareholder. The Shareholder is executing this Agreement solely in his or her capacity as a shareholder of NUVO. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Shareholder (i) from exercising his or her duties and obligations as a director of NUVO or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of NUVO, or (ii) if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust.

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12. Public Disclosure. The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, without the prior written consent of Merchants. The Shareholder hereby permits Merchants to publish and disclose in any document and/or schedule filed by Merchants with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments and obligations pursuant to this Agreement.

13. No Waivers. No waivers of any breach of this Agreement extended by Merchants to the Shareholder shall be construed as a waiver of any rights or remedies of Merchants with respect to any other shareholder of NUVO who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of NUVO. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

14. Entire Agreement; Amendments; Third Party Beneficiary. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. Merchants Bank shall be deemed an intended third party beneficiary of this Agreement and shall be entitled to enforce its provisions as though a party hereto.

15. Further Assurances. From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Merchants may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

16. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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18. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

19. Assignment. This Agreement may not be assigned by a party without the prior written consent of the other party. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

20. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

21. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

[remainder of page left blank intentionally; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MERCHANTS BANCSHARES, INC.

By:
Name: Michael R. Tuttle
Title: President and Chief Executive Officer

SHAREHOLDER

Name:
Title:*

* If signing in representative capacity, please indicate title.

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EXHIBIT B

ADDENDUM AND WAIVER AGREEMENT

REGARDING

EMPLOYMENT AGREEMENT

FOR

[EXECUTIVE]

This Addendum and Waiver Agreement (this “Addendum”) is made as of the 27th day of April, 2015, by and among NUVO Bank and Trust Company (“NUVO”), a Massachusetts chartered commercial bank headquartered in Springfield, Massachusetts, ___________ (“Executive”), Merchants Bancshares, Inc., a Delaware corporation headquartered in South Burlington, Vermont (“Merchants”) and Merchants Bank, a Vermont-chartered commercial bank headquartered in South Burlington, Vermont (“Merchants Bank”), for the purpose of supplementing, clarifying, waiving, modifying and terminating certain provisions of the Employment Agreement dated as of January 1, 2013, between the Executive and NUVO (the “NUVO Employment Agreement”).

WHEREAS, the Executive is currently employed as the ___________ of NUVO;

WHEREAS, NUVO and Merchants are parties to a certain Agreement and Plan of Merger dated as of April 27, 2015 (the “Merger Agreement”), pursuant to which (subject to satisfaction or waiver of the conditions specified therein) NUVO will be merged (the “Merger”) with and into Merchants Bank, with Merchants Bank as the bank surviving the Merger;

WHEREAS, the Merger will constitute a change in control of NUVO for purposes of the NUVO Employment Agreement;

WHEREAS, Merchants and Merchants Bank wish to assure the continued availability of the Executive’s services following the effective time of the Merger (the “Merger Effective Time”);

WHEREAS, it is a condition of the willingness of Merchants to enter into the Merger Agreement that the Executive and NUVO execute and deliver this Addendum;

WHEREAS, the Executive wishes to facilitate the Merger, desires continued employment with Merchants Bank following the Merger and acknowledges that he will benefit thereby; and

WHEREAS, the Executive, Merchants Bank and Merchants will execute a form of Employment Agreement with Merchants Bank in substantially the form set forth as Exhibit C to the Merger Agreement, to take effect at the Effective Time of the Merger (the “Merchants Employment Agreement”);

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NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, NUVO, the Executive, Merchants and Merchants Bank hereby agree as follows:

1.          ACKNOWLEDGEMENT OF CHANGE IN CONTROL OF NUVO.

Merchants and Merchants Bank acknowledge and agree that consummation of the Merger as contemplated in the Merger Agreement will, at the Merger Effective Time, constitute a “Change in Control” of NUVO within the meaning of Section 6(h)(iii) of the NUVO Employment Agreement.

2.          PRESERVATION OF NUVO CHANGE IN CONTROL PROVISIONS; CLARIFICATION OF NUVO PROTECTION PERIOD; ALTERNATIVE BENEFITS

(a)          NUVO Change in Control Provisions and Protection Period. The parties acknowledge and agree that, in the absence of a Change in Control of Merchants or Merchants Bank as defined in Section 5(a) of the Merchants Employment Agreement (a “Merchants Change in Control”), the Executive shall be entitled to the payment and benefits specified in Sections 6(h)(i) and (ii) and be subject to the obligations specified in Section 8(a) of the NUVO Employment Agreement (the “NUVO Change in Control Provisions”) but only if (i)(A) Merchants or Merchants Bank (or their successor, if any) terminates the Executive’s employment Without Cause (as defined in Section 6(g)(i) of the NUVO Employment Agreement) or (B) the Executive terminates his employment for Good Reason (as defined in Section 6(g)(iv) of the NUVO Employment Agreement, as modified in Section 3 of this Agreement), and (ii) such termination of employment occurs within two (2) years following the Merger Effective Time (“NUVO Protection Period”). Notwithstanding anything herein or in the NUVO Employment Agreement to the contrary, the Executive shall not be entitled to payment of the foregoing severance payment and benefit unless and until he shall have signed a general release of claims in favor of Merchants and Merchants Bank and related persons and entities in a form and manner reasonably satisfactory to Merchants Bank (the “Release”) within the 45-day period following the date of the Executive’s termination of employment and expiration of the seven-day revocation period for the Release.

(b)          Merchants Change in Control. If a Merchants Change in Control occurs prior to expiration of the NUVO Protection Period, the Executive shall, at his written election, be subject to either (but not both) (i) Section 2(a) of this Addendum or (ii) the Change in Control Severance Amount and other benefits under Section 4(b) and be subject to the obligations specified under Section 7(d) of the Merchants Employment Agreement with respect to a termination of employment following a Merchants Change in Control.

(c)          Expiration of NUVO Protection Period. Following expiration of the NUVO Protection Period, the Executive shall be entitled to such payments and benefits with respect to termination of the Executive’s employment with Merchants Bank following a Merchants Change in Control as are provided in the Merchants Employment Agreement.

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3.          MODIFICATION OF “GOOD REASON” DEFINITION DURING NUVO PROTECTION PERIOD.

The parties acknowledge that, at the Merger Effective Time, (i) the Executive’s title and position with NUVO will be as provided in the Merchants Employment Agreement, and (ii) the Executive will cease to be covered by the executive and employee benefit plans of NUVO and will instead be covered by the executive and employee benefit plans of Merchants (subject to any non-waivable waiting or qualification periods). Neither the foregoing change in the Executive’s title or position, nor the foregoing change in executive and employee benefit plans, nor the termination of the NUVO Employment Agreement provided for herein (other than as necessary to preserve the NUVO Change in Control Provisions during the NUVO Protection Period) shall be deemed to constitute “Good Reason” within the meaning of Sections 6(g)(iv) and 6(h) of the NUVO Employment Agreement, and the Executive hereby waives the right to assert any claim against Merchants, Merchants Bank, or any successor to Merchants or Merchants Bank, under Section 6(h) of the NUVO Employment Agreement or otherwise, from and after the Merger Effective Time that relates to termination for Good Reason, which is inconsistent with this Section 3.

4.          TERMS OF EMPLOYMENT TO BE GOVERNED BY MERCHANTS EMPLOYMENT AGREEMENT

Contemporaneously with execution of this Addendum, the Executive, Merchants and Merchants Bank have executed the Merchants Employment Agreement, which by its terms will take effect at the Merger Effective Time. The parties agree that, as of the Merger Effective Time, the Executive shall become an executive employee of Merchants Bank and from and after such date the terms of his employment with Merchants Bank shall be governed by the terms of the Merchants Employment Agreement and not the NUVO Employment Agreement and the NUVO Employment Agreement shall be deemed terminated and superseded by the Merchants Employment Agreement, except as otherwise set expressly forth in Sections 1, 2 and 3 of this Addendum during the NUVO Protection Period.

5.          SEVERABILITY

If, for any reason, any provision of this Addendum, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Addendum or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

6.          HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Addendum.

7.          GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.

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8.          SUCCESSORS AND ASSIGNS

From and after the Merger Effective Time and throughout the NUVO Protection Period, Merchants shall require any successor or assignee, by purchase, merger, consolidation, asset purchase or otherwise, expressly and unconditionally to assume and agree to perform the obligations of Merchants and Merchants Bank under this Addendum, in the same manner and to the same extent that Merchants and Merchants Bank would be required to perform if no such succession or assignment had taken place.

9.          RELEASE; VOLUNTARY ACTION AND WAIVER

(a)          Release. In consideration of the execution of this Addendum and the Merchants Employment Agreement by Merchants and the Bank, the Executive, for himself and for his heirs, successors and assigns, does hereby release and forever discharge Merchants, the Bank and their successors from all obligations under the NUVO Employment Agreement as of the Merger Effective Time, except as otherwise expressly provided herein and in the Merchants Employment Agreement.

(b)          Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Addendum and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

10.         COUNTERPARTS

This Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.         EFFECTIVENESS

Notwithstanding anything herein to the contrary, neither Merchants nor Merchants Bank shall have or assume any obligation to make any payment to the Executive unless and until the Merger is consummated. In the event the Merger Agreement is terminated for any reason, this Addendum shall be deemed null and void.

[remainder of page left blank intentionally; signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Addendum and Waiver Agreement as of the date first set forth above.

EXECUTIVE	MERCHANTS BANCSHARES, INC.

By:
Name:	Name: Michael R. Tuttle
Title: President and Chief Executive Officer

NUVO BANK & TRUST COMPANY	MERCHANTS BANK

By:	By:
Name: Donald E. Chase	Name: Geoffrey R. Hesslink
Title: Chairman of the Board	Title: President and Chief Executive Officer

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EXHIBIT C

EMPLOYMENT AGREEMENT

FOR

[EXECUTIVE]

This Employment Agreement (this “Agreement”) is made as of the 27th day of April, 2015, among Merchants Bank, a Vermont-chartered bank headquartered in South Burlington, Vermont (the “Bank”), Merchants Bancshares, Inc., a Delaware corporation headquartered in South Burlington, Vermont (the “Corporation” and together with the Bank, the “Corporations”), and ________________ (the “Executive”).

WHEREAS, the Executive is currently employed as the _________ of NUVO Bank & Trust Company, as Massachusetts-chartered commercial bank headquartered in Springfield, Massachusetts (“NUVO”);

WHEREAS, the terms of the Executive’s employment with NUVO are set forth in an Employment Agreement between the Executive and NUVO dated as of January 1, 2013 (the “NUVO Employment Agreement”);

WHEREAS, contemporaneously with execution of this Agreement, the Corporation and NUVO have entered into an Agreement and Plan of Merger, dated as of April 27, 2015 (the “Merger Agreement”), pursuant to which (subject to satisfaction or waiver of the conditions specified therein) NUVO will merge with and into the Bank (the “Merger”), and the Bank will be the bank surviving the Merger;

WHEREAS, the parties hereto agree that the Executive’s commitment to the long-term success of the combined institution and the ability of the Executive to retain and build upon the relationships he has developed as an executive of NUVO and those he will continue to develop in the future as an executive of the Bank, are important factors in the decision of the Corporation to enter into the Merger Agreement;

WHEREAS, the Executive possesses unique and valuable experience and essential knowledge about NUVO’s customers and banking market;

WHEREAS, contemporaneously with the execution of this Agreement, the Corporations, the Executive and NUVO have entered into an Addendum and Waiver Agreement (the “Addendum”) pursuant to which, inter alia, the Corporations have agreed to honor the provisions in the NUVO Employment Agreement pertaining to the severance benefits that would be payable to the Executive in the event that the Executive’s employment is terminated by Merchants “Without Cause” or by the Executive with “Good Reason” within two years after the change in control of NUVO that will occur upon completion of the Merger (the “Effective Time of the Merger”);

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WHEREAS, the Corporations and the Executive desire to enter into this Agreement, which describes the terms of the Executive’s employment with Merchants Bank and which shall supersede the NUVO Employment Agreement, except as otherwise expressly provided in the Addendum, as of the Effective Time of the Merger;

WHEREAS, in order to induce the Executive to be and remain employed with the Bank following completion of the Merger, the Bank and the Executive desire to set forth in writing the terms of the Executive’s employment with the Bank, which shall take effect at the Effective Time of the Merger; and

WHEREAS, the Corporation is a party to this Agreement for purposes of Sections 2(f), 19 and 21 and to effectuate Section 5.14(e) of the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Employment.

(a)          Position and Duties. Effective upon completion of the Merger, the Executive shall serve as the ________________ of the Bank and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Bank and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Bank (the “Board”), the Chief Executive Officer of the Bank (the “CEO”) or other authorized executive. The Executive shall devote his full working time and efforts to the business and affairs of the Bank. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Bank as provided in this Agreement.

2.          Compensation and Related Matters.

(a)          Base Salary. The Executive’s annual base salary shall be $_________. The Executive’s base salary shall be reviewed annually and adjusted at the discretion of the Bank’s Board of Directors. The base salary in effect at any given time is referred to herein as “Base Salary;” provided, however, that if the Executive’s employment is terminated for Good Reason pursuant to clause (ii) of Section 3(e) due to a material diminution in the Executive’s Base Salary, the term “Base Salary” for purposes of calculating the Executive’s Severance Amount (or Change in Control Severance Amount, as the case may be) under Section 4(b) shall be the Executive’s Base Salary as in effect immediately prior to the material diminution. The Base Salary shall be payable in a manner that is consistent with the Bank’s usual payroll practices for senior executives.

(b)          Incentive Compensation. Beginning with the 2016 Bonus Year (as defined), the Executive shall be eligible to receive an annual cash incentive compensation in an amount determined in accordance with the terms of the annual incentive plan adopted by the Bank’s Board of Directors from time to time. Such bonus, if any, shall relate to the performance of the Corporations over a calendar year (a “Bonus Year”) and if awarded shall be paid in the calendar year following the Bonus Year to which it relates.

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(c)          Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him/her in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Bank for its senior executive officers.

(d)          Other Benefits. The Executive shall be entitled to participate in or receive benefits as the Bank generally provides to its senior executive employees, including without limitation, life, health and disability insurance, vacation and sick pay, and retirement benefits.

(e)          Vacations. The Executive shall be entitled to accrue up to five (5) weeks paid vacation in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Bank to its executives.

(f)          Equity Grants. The Executive may receive grants of equity-based compensation pursuant to any equity compensation plans the Corporation may adopt from time to time for the purpose of providing executive compensation, including grants in the form of shares of restricted common stock of the Corporation and/or options to buy shares of common stock of the Corporation. The parties acknowledge that Section 11(b) of the Amended and Restated Merchants Bancshares, Inc. 2008 Stock Incentive Plan provides that, upon the occurrence of a Special Transaction (as defined therein), (i) all then outstanding stock options shall become fully vested and exercisable; (ii) all then outstanding awards of restricted stock with time-based vesting conditions shall become fully vested and nonforfeitable; and (iii) all then outstanding awards of restricted stock with conditions and restrictions relating to the attainment of performance goals may become vested in the discretion of the Compensation Committee of the Corporation’s Board. The Corporation confirms and agrees that any future amendment to Section 11(b) of the 2008 Plan adopted by the Corporation that has the effect of eliminating, reducing or restricting the rights of any holder of a stock option or restricted stock award upon the occurrence of a Special Transaction shall be deemed to apply only prospectively to grants of equity compensation made under such plan after the date of the Corporation’s approval of the amendment.

3.          Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon his death.

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(b)          Disability. The Bank may terminate the Executive’s employment if he/she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Bank’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)          Termination by Bank for Cause. The Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other misappropriation by the Executive of funds, property or rights of the Bank; (ii) conviction of the Executive, by plea or otherwise, of any felony, or of any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty; (iii) any gross misconduct by the Executive that is injurious in any material respect to the Bank; (iv) continued non-performance by the Executive of his or her duties to the Bank or the Executive’s failure to perform in any material respect any of his material obligations under this Agreement (other than by reason of the Executive’s physical or mental illness, incapacity or disability); or (v) a breach of the Executive’s fiduciary duties as an employee of the Bank, including a breach of any of the provisions contained in Section 7 of this Agreement; provided, however, that “Cause” shall not be deemed to exist under clause (iv) unless the Bank shall have given written notice to the Executive specifying in reasonable detail the Executive’s acts or omissions that the Bank alleges would constitute Cause and the Executive fails to rescind any such act or cure any such omission within 30 days after delivery of the notice.

(d)          Termination Without Cause. The Bank may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Bank of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)          Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary for any reason other than in connection with the termination of the Executive’s employment hereunder; (iii) the Executive is required to be based in any specific location more than 50 miles from 1500 Main Street, Springfield, Massachusetts or (iv) the material breach of this Agreement by the Bank or the Corporation. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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(f)          Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Bank or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Bank with or without Cause under Section 3(c) or 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Bank pursuant to clauses (iii) or (iv) of the preceding sentence, the Bank may unilaterally accelerate the Date of Termination but only if such acceleration would not cause any portion of the payment to be made to the Executive under this Agreement to be subject to any tax or penalty under Section 409A.

4.          Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Bank is terminated for any reason, the Bank shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Bank (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

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(b)          Termination by the Bank Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Bank without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Bank shall, through the Date of Termination, pay the Executive his Accrued Benefit; provided, however, that if the Executive’s Date of Termination occurs after the completion of a Bonus Year under an annual cash incentive compensation plan of the Bank but before payout of the cash incentive (“Bonus”) (if any) earned for such Bonus Year, the Executive’s Accrued Benefit shall include the amount of such Bonus, notwithstanding that the Executive is no longer actively employed with the Bank on the date the Bonus is paid to active plan participants. In addition, subject to the Executive signing a general release of claims in favor of the Bank and related persons and entities in a form and manner reasonably satisfactory to the Bank (the “Release”) within the 45-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Bank shall pay the Executive an amount equal to the Executive’s Base Salary (the “Severance Amount”) and if the Executive’s termination of employment occurs after March 31 of any calendar year, the Prorated Bonus Amount (as defined below) with respect to the Bonus Year in which such termination of employment occurs. The Severance Amount shall be paid out in substantially equal installments in accordance with the Bank’s payroll practice over 12 months, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. The Prorated Bonus Amount shall be paid in a lump sum in the following calendar year after the payout under the Bank’s annual cash incentive compensation plan has been determined and at the same time as bonus payments are paid to other Bank executives pursuant to such incentive plan. Notwithstanding the foregoing, (i) if the Executive breaches in any material respect any of the provisions contained in Section 7 of this Agreement, all further payments of the Severance Amount and the Prorated Bonus Amount shall immediately cease and shall not be payable, or (ii) if the Executive’s employment is terminated by the Bank (or its successors) without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e) and either termination occurs within 24 months following a Change in Control (as defined in Section 5(a)) of either the Bank or the Corporation, instead of the amounts payable pursuant to the preceding sentences of this Section 4(b), the Executive shall be entitled to a payment (the “Change in Control Severance Amount”) equal to the sum of (x) one time the Prorated Bonus Amount and (y) two times the Executive’s Severance Amount and such Change in Control Severance Amount shall be paid in a lump sum, without discount for early payment, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Severance Amount shall be paid in the second calendar year. In addition, if the Executive was participating in the Bank’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, he or she shall receive such health continuation at the Bank’s expense but subject to the Executive’s continued copayment of premium in amounts consistent with that applicable to similarly situated active employees, for a period of up to 12 months if the termination of employment occurs before a Change in Control and for a period of up to 18 months if the termination of employment occurs after a Change in Control. For purposes of this Section 4(b), the “Prorated Bonus Amount” shall be the amount that would be payable to the Executive under the Bank’s annual incentive compensation plan based on the extent to which the applicable performance criteria for the year of termination of employment have been achieved, as measured after the end of such year, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Bank in the year of termination of employment and the denominator of which shall be 365; provided, however, that if the Prorated Bonus Amount is payable on account of a termination of employment within 24 months following a Change in Control (as defined in Section 5(a)) of either the Bank or the Corporation, such amount shall be the amount payable to the Executive under the Bank’s annual incentive compensation plan (or similar plan of any successor to the Bank or the Corporation) based on the extent to which the applicable performance criteria for the year of termination of employment have been achieved, as measured through the end of the most recently completed calendar quarter, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Bank in the year of termination of employment and the denominator of which shall be 365.

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(c)          No Duty to Mitigate. The Executive will not be required to mitigate the amount of any compensation provided for in Section 4(b), by seeking other employment or otherwise.

(d)          NUVO Protection Period. Notwithstanding anything herein to the contrary, during the two (2) year period following the Effective Time of the Merger (the “NUVO Protection Period”), the Addendum, rather than this Agreement, shall govern the severance benefit to which the Executive will be entitled, and the nonsolicitation and noncompetition covenants to which the Executive will be subject, in the event of termination of the Executive’s employment by the Bank Without Cause or by the Executive with Good Reason. Following expiration of the NUVO Protection Period, termination of the Executive’s employment shall be governed exclusively by this Agreement without reference to the Addendum.

(e)          Terms of Employment From and After Effective Date. Except as expressly provided in Section 4(d), from and after the Effective Time of the Merger, the terms of the Executive’s employment with Merchants Bank will be governed by this Agreement and not the NUVO Employment Agreement, which shall be deemed superseded.

5.          Change in Control.

(a)          Change in Control. A “Change in Control” of either the Bank or the Corporation shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)          any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Corporation, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 25 percent or more of the combined voting power of the Corporation’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Corporation); or

(ii)         the consummation of (1) any consolidation or merger of the Bank or the Corporation where the stockholders of the Bank or the Corporation, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Bank or the Corporation.

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Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Corporation that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Corporation) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(b)          Limitation.

(i)          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Corporations to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)         For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)        The determination of the reduction provided in Section 5 shall be made by a nationally recognized accounting firm selected by the Corporations (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Bank or the Executive. For purposes of this determination, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Corporations and the Executive.

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6.          Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Corporations determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Bank or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

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(e)          The Bank makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.          Confidential Information, Noncompetition, Nonsolicitation and Cooperation.

(a)          Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Corporations which is of value to the Corporations in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Corporations. For purposes of clarification and not limitation, Confidential Information is intended to encompass the confidential information of NUVO, which will become Confidential Information of Merchants and the Bank upon completion of the Merger. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Corporations. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Corporations have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)          Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Corporations with respect to all Confidential Information. At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Corporations, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.

(c)          Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Corporations or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Corporations. The Executive will return to the Corporations all such materials and property as and when requested by the Corporations. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

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(d)          Noncompetition and Nonsolicitation. During the Executive’s employment with the Bank and for the period that the Executive is entitled to receive severance under Section 4(b), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Corporations (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Bank); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Corporations. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Corporations’ interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. If the Executive chooses not to be bound by the provision of this Section 7(d), then no severance shall be payable under Section 4(b). For purposes of this Agreement, the term “Competing Business” shall mean any financial institution with an office within a 50-mile radius of any office of the Corporations. Notwithstanding the foregoing, (1) the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (2) the provision of this Section 7(d) shall not apply if the Executive’s employment is terminated within two (2) years after a Change in Control of either the Bank or the Corporation.

(e)          Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Bank that the Executive’s execution of this Agreement, the Executive’s employment with the Bank and the performance of the Executive’s proposed duties for the Bank will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Bank, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Bank any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)          Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Corporations in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporations which relate to events or occurrences that transpired while the Executive was employed by the Bank. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporations at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Corporations in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank. The Corporations shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

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(g)          Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Corporations which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Corporations shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Corporations.

8.          Indemnification and Insurance. In accordance with the limits set forth in the Vermont Business Corporations Law and Delaware General Corporations Law, as applicable, the Corporations shall indemnify the Executive as provided by the Articles of Association and Bylaws. The foregoing shall be in addition to the Executive’s rights to indemnification under Section 5.13(a) of the Merger Agreement and insurance coverage under Section 5.13(c) of the Merger Agreement.

9.          Integration. This Agreement and the Addendum together constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter.

10.         Withholding. All payments made by the Bank to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

11.         Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Bank of all payments due him/her under this Agreement, the Bank shall continue such payments to the Executive’s beneficiary designated in writing to the Bank prior to his death (or to his estate, if the Executive fails to make such designation).

12.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.         Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

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14.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main offices, attention of the Board.

16.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank. The Bank may not unilaterally terminate this Agreement other than through termination of the Executive’s employment in accordance with the terms of this Agreement.

17.         Governing Law. This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

18.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.         Successor to Corporations. The Corporations shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporations expressly to assume and agree to perform this Agreement to the same extent that the Corporations would be required to perform it if no succession had taken place. Failure of the Corporations to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.         Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

21.         Guaranty by Corporation. The Corporation hereby irrevocably and unconditionally guarantees to the Executive the payment of all amounts, and the performance of all other obligations, due from the Bank under this Agreement as and when due and without any requirement of presentment, demand of payment, protest or notice of dishonor or nonpayment.

22.         Effectiveness of Agreement. The employment relationship between the Executive and the Bank provided for in this Agreement shall take effect as of the Effective Time of the Merger. This Agreement shall terminate and be void and of no further effect in the event the Merger Agreement is terminated for any reason.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above, intending it to take effect as of the Effective Time of the Merger.

EXECUTIVE	MERCHANTS BANK

By:
Name:	Name: Geoffrey R. Hesslink
Title: President and Chief Executive Officer

MERCHANTS BANCSHARES, INC.

By:
Name: Michael R. Tuttle
Title: President and Chief Executive Officer

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EXHIBIT D

BANK MERGER AGREEMENT

This BANK MERGER AGREEMENT dated as of _______, 2015, is (i) made by and between Merchants Bank ("Merchants Bank"), a Vermont-chartered commercial bank headquartered at 275 Kennedy Drive, South Burlington, Vermont, and NUVO Bank & Trust Company ("NUVO"), a Massachusetts-chartered trust company headquartered at 1500 Main Street, Springfield, Massachusetts; and (ii) joined in by Merchants Bancshares, Inc., a Delaware corporation headquartered at 275 Kennedy Drive, South Burlington, Vermont (“Merchants”) for the limited purpose set forth on the signature page hereof. Unless otherwise defined herein, all capitalized terms used in this Bank Merger Agreement shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

WHEREAS, Merchants Bank is a wholly-owned subsidiary of Merchants;

WHEREAS, NUVO is not a subsidiary of any other corporation or entity;

WHEREAS, Merchants and NUVO are parties to an Agreement and Plan of Merger dated as of April 27, 2015 (the “Merger Agreement”), which contemplates that, at the effective time of the Merger (as hereinafter defined), subject to satisfaction or waiver of the conditions specified therein, NUVO will merge with and into Merchants Bank, with Merchants Bank surviving such merger (the “Merger”) and NUVO’s sole banking office becoming an interstate branch office of Merchants Bank;

WHEREAS, the Merger Agreement contemplates that at the Effective Time (as hereinafter defined) each share of the outstanding common stock of NUVO, $0.01 par value per share (the “NUVO Common Stock”), will be converted into the right to receive .2416 shares of the common stock, $0.01 par value per share of Merchants (the “Merchants Common Stock”), or $7.15 in cash, or a combination of Merchants Common Stock and cash (subject to the election and allocation procedures set forth in the Merger Agreement); and

WHEREAS, Merchants Bank and NUVO desire to set forth the terms and conditions on which the Bank Merger shall be effected under the laws of Vermont and Massachusetts, and Merchants desires to join in this Bank Merger Agreement for the limited purpose set forth on the signature page hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          The Bank Merger; Purpose of the Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time (as hereinafter defined), NUVO shall merge with and into Merchants Bank under the laws of the State of Vermont and the Commonwealth of Massachusetts. Merchants Bank shall be the bank surviving the Merger ("Surviving Bank”). This Bank Merger Agreement is intended to effectuate an interstate bank merger under MGL Ch. 167 § 39B and 8 VSA § 17201, and shall be governed by applicable provisions of the banking and business corporations laws of Vermont and Massachusetts. The purpose of the Merger is to facilitate the expansion of the business operations of Merchants Bank into the Western Massachusetts region and to permit NUVO to become part of a larger and more profitable banking organization.

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2.          Merger Effective Time. Subject to receipt of all required regulatory approvals and satisfaction or waiver of all other conditions to completion of the Merger specified herein, in the Merger Agreement, or otherwise imposed under applicable law, the Merger shall become effective on such date and at such time as shall be specified in Articles of Merger, or in any certificate or approval order issued by the Vermont Commissioner of Financial Regulation or the Massachusetts Commissioner of Banks and filed by the parties hereto with the Vermont Secretary of State and the Massachusetts Secretary of the Commonwealth (the “Effective Time”).

3.          Vermont Banking Charter; Articles of Incorporation; Bylaws and Purposes of Surviving Bank. The Surviving Bank shall conduct its banking business from and after the Effective Time under the Vermont banking charter of Merchants Bank. The Articles of Incorporation and the Bylaws of Merchants Bank, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Bank, until the same shall be subsequently altered, amended or repealed in accordance with their respective terms and applicable law. The purposes of the Surviving Bank shall be to carry on the business of banking and to exercise all rights and powers incidental thereto, as may be permitted from time to time, for a banking corporation organized under the laws of Vermont.

4.          Name and Banking Offices of Surviving Bank. The name of the Surviving Bank shall be "Merchants Bank”. The main office of Merchants Bank immediately prior to the Effective Time, located at 275 Kennedy Drive, South Burlington, Vermont, shall be the main office of the Surviving Bank. At the Effective Time (i) the headquarters office of NUVO at 1500 Main Street, Springfield, Massachusetts shall become an interstate branch banking office of Merchants Bank and (ii) the branch banking offices of Merchants Bank which were in lawful operation immediately prior to the Effective Time shall be branch banking offices of the Surviving Bank.

5.          Directors and Officers of Surviving Bank. Upon consummation of the Merger, the directors and the officers of Merchants Bank immediately prior to the Effective Time shall continue as the directors and the officers of the Surviving Bank, except that one individual serving as a director of NUVO immediately prior to the Merger shall be appointed to the Board of Directors of the Surviving Bank at the Effective Time.

6.          Effects of the Merger. Upon consummation of the Merger, and in addition to the effects under other applicable law,

A. The separate existence of NUVO shall cease and its corporate existence shall be merged into that of Merchants Bank as the Surviving Bank;

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B. The Articles of Merger shall be deemed to be an amendment of the articles of incorporation of Merchants Bank as the Surviving Bank;

C. All rights, franchises, estates and interests of NUVO in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action, shall be transferred to and vested in Merchants Bank as the Surviving Bank by operation of law, by virtue of the Merger and without any deed or other instrument of transfer, conveyance or assignment, and Merchants Bank shall hold and enjoy all rights, franchises, interests, powers and privileges, in the same manner and to the same extent as such rights, franchises, interests, powers and privileges were held or enjoyed by NUVO immediately prior to the Effective Time;

D. Merchants Bank shall be liable for all liabilities and obligations of NUVO, including without limitation all deposits, accounts, debts, obligations and contracts of NUVO, whether matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of NUVO shall be preserved unimpaired; and

E. No action or proceeding pending at the Effective Time before any court or tribunal of the Commonwealth of Massachusetts in which NUVO is a party, or in which any stockholder, director, or officer of NUVO is a party, shall abate or be discontinued or otherwise affected by reason of the Merger.

7.          Effect on Shares of NUVO Common Stock and Rights to Acquire NUVO Common Stock. At the Effective Time the Merger shall have the following effects on the NUVO Common Stock and rights to acquire NUVO Common Stock:

A.           NUVO Outstanding Stock. Each share of NUVO Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into the right to receive at the election of the holder thereof either (i) $7.15 in cash, without interest (the “Cash Consideration”), or (ii) .2416 shares (the “Exchange Ratio”) of Merchants Common Stock (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”), subject to the overall limitation that no more than 2,140,829 shares of NUVO Common Stock shall be converted into the Stock Consideration and the remaining shares of NUVO Common Stock shall be converted into the Cash Consideration, in accordance with Article II of the Merger Agreement.

B.           NUVO Treasury Stock. Each share of NUVO Common Stock held by NUVO as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

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C.           Restricted Stock. At the Effective Time, all restricted stock awards granted under the NUVO Equity Incentive Plans shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of NUVO Common Stock shall be considered outstanding shares for all purposes, including, without limitation, for purposes of the right to receive the Merger Consideration and to receive Election Forms with respect thereto.

D.           Options. At the Effective Time, each option to purchase NUVO Common Stock (collectively, the "Options") granted under the NUVO Equity Incentive Plans or any predecessor plan, whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall be canceled and converted into the right of the holder to receive an amount of cash equal to (i) the number of shares of NUVO Common Stock provided for in such Option multiplied by (ii) the excess, if any, of the Cash Consideration over the exercise price per share of NUVO Common Stock provided for in such Option (the “Option Cancellation Payment”).

E.           Organizers’ Warrants. At the Effective Time, each outstanding Organizers’ Warrant shall become and be converted into the right to acquire, upon payment of the Adjusted Organizers’ Warrant Exercise Price (as hereinafter defined) on or before the expiration date of such warrant (which expiration date shall not be affected by the Merger), that number of shares of Merchants Common Stock determined by multiplying (i) the number of shares of NUVO Common Stock which may be acquired upon exercise of such Organizers’ Warrant by (ii) the Exchange Ratio (the “Adjusted Organizers’ Warrant Share Number”), and each holder of an Organizers’ Warrant shall be entitled, upon surrender of the certificate for such Organizers’ Warrant to Merchants, to receive in exchange therefor a new Organizers’ Warrant certificate issued by Merchants (a “Replacement Organizers’ Warrant Certificate”) and reflecting the Adjusted Organizers’ Warrant Share Number, the Adjusted Organizers’ Warrant Exercise Price and containing all other terms as in the certificate for the Organizer Warrant so surrendered. For purposes of the Merger Agreement, the term “Adjusted Organizers’ Warrant Exercise Price” means the adjusted per share exercise price of the Organizers’ Warrants determined by dividing the current per share exercise price of such Warrant ($10.00) by the Exchange Ratio.

F.           2013 Warrants. At the Effective Time, each outstanding 2013 Warrant shall become and be converted into the right to receive, upon election of the 2013 Warrant holder, (i) the 2013 Warrant Cancellation Payment with respect to each NUVO 2013 Warrant Share to which such 2013 Warrant relates; or (ii) a Replacement 2013 Warrant Certificate with respect to such 2013 Warrant.

For the purposes of this Agreement,

(vi)	“Adjusted 2013 Warrant Exercise Price” means the adjusted per share exercise price of the 2013 Warrants determined by dividing the per share 2013 Warrant exercise price ($5.00) by the Exchange Ratio;

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(vii)	“Adjusted 2013 Warrant Number” means, with respect to a 2013 Warrant, that number of shares of Merchants Common Stock determined by multiplying (i) the number of NUVO Warrant Shares with respect to such 2013 Warrant by (ii) the Exchange Ratio;

(viii)	“2013 Warrant Cancellation Payment” means, with respect to a 2013 Warrant, a cash payment in cancellation of such 2013 Warrant equal to (y) the number of NUVO Warrant Shares with respect to such 2013 Warrant multiplied by (z) the difference between the per share 2013 Warrant exercise price ($5.00) and $7.15;

(ix)	“NUVO Warrant Shares” means, with respect to a 2013 Warrant, the number of shares of NUVO Common Stock that the holder of such 2013 Warrant has the right to acquire, upon payment of the per share 2013 Warrant exercise price ($5.00); and

(x)	“Replacement 2013 Warrant Certificate” means, with respect to a 2013 Warrant, a replacement warrant certificate issued by Merchants and representing the right to acquire prior to the 2013 Warrant expiration date (which expiration date shall not be affected by the Merger) that number of shares of Merchants Common Stock equal to the Adjusted 2013 Warrant Share Number, at a price per share equal to the Adjusted 2013 Warrant Exercise Price.

G.           No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Merchants Common Stock and no certificates or scrip therefor, nor any other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Merchants shall pay to each holder of NUVO Common Stock who otherwise would have been entitled to a fractional share of Merchants Common Stock (after taking into account all NUVO Stock Certificates delivered by such holder) an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $29.59.

H.           Rights as Shareholders; Stock Transfers. All shares of NUVO Common Stock, when converted at the Effective Time as provided in Section 7.A, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares shall thereafter represent only the right of the holder thereof to receive for each such share of NUVO Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Merchants Common Stock in accordance with Section 7.G. At the Effective Time, holders of NUVO Common Stock shall cease to be, and shall have no rights as, shareholders of NUVO other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Merchants Common Stock as provided under this Section 7 and in Article II of the Merger Agreement. After the Effective Time, there shall be no transfers on the stock transfer books of NUVO of shares of NUVO Common Stock.

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8.          Authorized Capital Stock of Surviving Bank. The authorized capital stock of Merchants Bank, consisting of 874,576 shares of common stock, $5.00 par value per share, all of which are issued and outstanding on the date hereof, shall constitute the authorized capital stock of the Surviving Bank, until thereafter amended in accordance with applicable Vermont law and the Articles of Incorporation, and all such shares shall remain issued and outstanding at the Effective Time.

9.          Conditions to Consummation of the Merger. The respective obligations of NUVO and Merchants to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver, by the parties hereto prior to the Merger closing date of each of the following conditions:

A.           Regulatory Approvals. All consents and approvals of all governmental authorities required to consummate the transactions contemplated by the Merger Agreement and this Bank Merger Agreement, including the approval of the Vermont Commissioner of the Department of Financial Regulation, the Massachusetts Commissioner of Banks, the Massachusetts Board of Bank Incorporation (with respect to Merchants) and the Federal Deposit Insurance Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and none of such regulatory approvals shall contain any condition or restriction that is materially burdensome to Merchants;

B.           NUVO Shareholder Approval. The Merger on the terms contained in the Merger Agreement and this Bank Merger Agreement shall have been duly approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of NUVO Common Stock;

C.           Merger Registration Statement Effective. The registration statement filed by Merchants with the Securities and Exchange Commission (“SEC”) to register the shares of Merchants’ Common Stock to be issued as Merger Consideration shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect;

D.           NASDAQ Listing. The shares of Merchants Common Stock to be issued as Merger Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance;

E.           No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by the Merger Agreement or this Bank Merger Agreement shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits or makes illegal the consummation of any of such transactions;

F.           Tax Opinions. NUVO and Merchants shall have received a letter from their respective legal counsel, in form and substance reasonably satisfactory to it, dated as of the Merger closing date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Internal Revenue Code, as amended;

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G.           Representations and Warranties. The representations and warranties of NUVO and Merchants set forth in the Merger Agreement shall be true and correct in accordance with the standards and terms of the Merger Agreement and each party shall have received a certificate to such effect, dated the closing date, signed on behalf of the other party by its Chief Executive Officer and Chief Financial Officer;

H.           Performance of Obligations. NUVO and Merchants shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Merger closing date, and each party shall have received a certificate to such effect, dated the Merger closing date, signed on behalf of the other party by its Chief Executive Officer and Chief Financial Officer; and

I.           Other Activities. Merchants and NUVO shall have furnished to the other such certificates of its officers and others and such documents evidencing fulfillment of its obligations under the Merger Agreement as the other party may reasonably request.

10.         Dissenting Shares. Each outstanding share of NUVO Common Stock the holder of which has perfected his or her right to dissent from the Merger under MGL Ch. 169 § 39B, MGL Ch. 172 § 36 and MGL Ch. 156B (collectively, the “MA Dissenters’ Rights Statute”) and who has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted under the MA Dissenters’ Rights Statute. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 7 hereof and in accordance with the election procedures under Article II of the Merger Agreement. NUVO shall give Merchants prompt notice upon receipt by NUVO of any such written demands for payment of the fair value of shares of NUVO Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MA Dissenters’ Rights Statute. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

11.         Additional Actions. If, at any time after the Effective Time, Merchants Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in Merchants Bank its rights, title or interest in, to or under any of the rights, properties or assets of NUVO acquired or to be acquired by Merchants Bank as the Surviving Bank in the Merger, or (ii) otherwise to carry out the purposes of this Bank Merger Agreement, NUVO and its proper officers and directors shall be deemed to have granted to Merchants Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Merchants Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of Merchants Bank are fully authorized in the name of NUVO or otherwise to take any and all such action.

12.         Termination. This Bank Merger Agreement shall terminate upon termination of the Merger Agreement prior to the Effective Time in accordance with its terms. This Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by both Merchants Bank and NUVO.

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13.         Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one Bank Merger Agreement.

14.         Governing Law. This Bank Merger Agreement shall be governed by the laws of the State of Vermont and the Commonwealth of Massachusetts.

15.         Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Merchants Bank and NUVO at any time prior to the Effective Time; provided, however, that no amendment after the date of the NUVO shareholder approval referred to in Section 8.B above that changes the amount or form of the Merger Consideration in a manner not contemplated in the Merger Agreement may be adopted without further approval by vote of the NUVO shareholders.

16.         Waiver. Except for conditions that are imposed or required by law, any of the terms or conditions of this Bank Merger Agreement may be waived at any time by the party entitled to the benefit thereof by action taken by the Board of Directors of such party.

[remainder of page left blank intentionally; signature page follows]

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IN WITNESS WHEREOF, each of Merchants Bank and NUVO has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers, all as of the date first above written.

MERCHANTS BANK	NUVO BANK & TRUST COMPANY

By:	By:
Geoffrey R. Hesslink	M. Dale Janes
President and Chief Executive Officer	Chief Executive Officer

By:
Jeffrey S. Sattler
President

By:	By:
Thomas J. Meshako	Paul V. Irwin
Senior Vice President, Treasurer and	Senior Vice President, Treasurer and
Chief Financial Officer	Chief Financial Officer

(seal)	(seal)

Merchants Bancshares, Inc. hereby joins in this Bank Merger Agreement, as of the date first above written, for the sole purpose of undertaking to pay and provide the Merger Consideration and to take the actions necessary to effectuate Sections 7.A, 7.C, 7.D, 7.E, 7.F and 7.G of this Bank Merger Agreement and Sections 2.02 and 2.03 of the Merger Agreement, including but not limited to the obligation pay and provide the Option Cancellation Payment, the 2013 Warrant Cancellation Payment and the payment for fractional shares and to issue Replacement Organizers’ Warrant Certificates and Replacement 2013 Warrant Certificates, as specified in Sections 7.E and 7.F of this Bank Merger Agreement.

MERCHANTS BANCSHARES, INC.

By:
Michael R. Tuttle
President and Chief Executive Officer

By:
Thomas J. Meshako
Senior Vice President, Treasurer and
Chief Financial Officer

(seal)

103

[signature page for Bank Merger Agreement]

104